UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
___________________________________________

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
TOAST, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Toast, Inc.
401 Park Drive, Suite 801
Boston, MA 02215

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 2, 2022
Dear Toast Stockholder:
We are pleased to invite you to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Toast, Inc. (“Toast”) to be held on June 2, 2022 at 3:30 p.m. Eastern Time, virtually, via a live audio webcast. You will be able to attend and participate in the Annual Meeting online by visiting http://www.virtualshareholdermeeting.com/TOST2022, where you will be able to vote electronically and submit questions. You will need the 16-digit control number on your proxy card to attend the Annual Meeting. You will not be able to attend the Annual Meeting in person.
We are holding the Annual Meeting for stockholders to consider and vote on the following matters, which are more fully described in the accompanying proxy statement:
1.    To elect Paul Bell, Christopher P. Comparato, Hilarie Koplow-McAdams and David Yuan as Class I Directors to serve until the 2025 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to their earlier resignation or removal;
2.    To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;
3.    To approve, on an advisory (non-binding) basis, the preferred frequency of future stockholder advisory votes on the compensation of our named executive officers; and
4.    To transact any other business that properly comes before the Annual Meeting (including any adjournments, continuations and postponements thereof).
Our board of directors recommends that you vote “FOR” the director nominees named in Proposal One, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent public accounting firm as described in Proposal Two, and “ONE YEAR” as the preferred frequency for future stockholder advisory votes on the compensation of our named executive officers as described in Proposal Three.
We have elected to provide access to our Annual Meeting materials, which include the proxy statement for our Annual Meeting (the “Proxy Statement”) accompanying this notice, in lieu of mailing printed copies.
On or about April 20, 2022, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “2021 Annual Report”). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This Proxy Statement and our 2021 Annual Report can be accessed directly at the Internet address www.proxyvote.com using the control number located on the Notice, on your proxy card or in the instructions that accompanied your proxy materials.

Only stockholders of record at the close of business on April 7, 2022 are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement.
Your vote is important. Whether or not you plan to attend the Annual Meeting online, please ensure that your shares are voted at the Annual Meeting by signing and returning a proxy card or by using our Internet or toll-free telephonic voting system, or, if you request to receive paper copies of these materials by mail, by returning your completed proxy card in the pre-addressed, postage-paid return envelope. If you attend the Annual Meeting online, you may vote during the meeting even if you have previously returned a proxy. If, for any reason, you desire to revoke or change your proxy, you may do so at any time before it is exercised, such that submitting your proxy now will not prevent you from voting your shares at the Annual Meeting. The proxy is solicited by the board of directors of Toast, Inc.
Thank you for your ongoing support of and continued interest in Toast.

Sincerely,

Christopher P. Comparato
Chief Executive Officer
April 20, 2022

Toast, Inc.
401 Park Drive, Suite 801
Boston, MA 02215
PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 2, 2022
PROCEDURAL MATTERS
Our board of directors (the “Board”) solicits your proxy on our behalf for the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment, continuation or postponement of the Annual Meeting for the purposes set forth in this proxy statement for our Annual Meeting (this “Proxy Statement”) and the accompanying notice of Annual Meeting. The Annual Meeting will be held on June 2, 2022 at 3:30 p.m. Eastern Time, virtually, via a live audio webcast. You will be able to attend the Annual Meeting, submit questions and vote online by visiting http://www.virtualshareholdermeeting.com/TOST2022. On or about April 20, 2022, a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our 2022 Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “2021 Annual Report”, together with the Notice, the “proxy materials”) is being mailed to our stockholders that held shares of our Class A common stock or Class B common stock on April 7, 2022.
In this Proxy Statement, the terms “Toast,” “the Company,” “we,” “us” and “our” refer to Toast, Inc. The mailing address of our principal executive offices is Toast, Inc., 401 Park Drive, Suite 801, Boston, MA 02215.
QUESTIONS AND ANSWERS
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement, and references to our website address in this Proxy Statement are inactive textual references only.
What matters are being voted on at the Annual Meeting?
You will be voting on:
•The election of four Class I directors to serve until the 2025 annual meeting of stockholders or until their successors are duly elected and qualified;
•A proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022;
•A proposal to approve, on an advisory (non-binding) basis, the preferred frequency of future stockholder advisory votes on the compensation of our named executive officers; and
•Any other business as may properly come before the Annual Meeting.

How does the Board recommend I vote on these proposals?
Our Board recommends a vote:
•“FOR” the election of Paul Bell, Christopher P. Comparato, Hilarie Koplow-McAdams and David Yuan as Class I directors;
•“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022;
•“ONE YEAR” as the preferred frequency for future stockholder votes on the compensation of our named executive officers.
Why are you holding a virtual meeting and how can stockholders participate?
In light of continuing public health and travel concerns arising from the COVID-19 pandemic, we believe hosting a virtual meeting helps ensure the health and safety of our stockholders, Board, and management. Additionally, we are excited to embrace the latest technology to provide ease of access, real-time communication and cost savings for our stockholders and our company. Hosting a virtual meeting provides easy access for our stockholders and facilitates participation because stockholders can participate from any location around the world.
To participate in our Annual Meeting, visit http://www.virtualshareholdermeeting.com/TOST2022 with your 16-digit control number included in the Notice, on your proxy card, or in the instructions that accompanied your proxy materials. We have structured our virtual meeting to provide stockholders the same rights as if the meeting were held in person, including the ability to vote shares electronically during the meeting and ask questions in accordance with the Rules of Conduct for the meeting.
Only stockholders with a valid control number will be allowed to ask questions. Questions relevant to the proposals being voted at the Annual Meeting will be taken live via the webcast and answered during the meeting as time allows, to emulate an in-person question and answer session. Our virtual meeting will be governed by our Rules of Conduct, which will be available on the virtual meeting platform in advance of the Annual Meeting. The Rules of Conduct will address the ability of stockholders to ask questions during the meeting, including rules on permissible topics, and rules for how questions and comments will be recognized and disclosed to meeting participants. If you have any technical difficulties or any questions regarding the virtual meeting website, please call the support team at the numbers listed on the log-in screen at the meeting website.
Who is entitled to vote?
Holders of our Class A common stock and Class B common stock as of the close of business on April 7, 2022, the record date for the Annual Meeting (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, there were 266,859,553 shares of our Class A common stock outstanding and 244,306,341 shares of our Class B common stock outstanding. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to 10 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this Proxy Statement as our “common stock.”
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this Proxy Statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this Proxy Statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”
What do I need to be able to attend the Annual Meeting?
We will be hosting our Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at http://www.virtualshareholdermeeting.com/TOST2022. The webcast will start at 3:30 p.m. Eastern Time on June 2, 2022. Stockholders may vote and ask questions while attending the Annual Meeting online. In order to be able to attend the Annual Meeting, you will need the 16-digit control number, which is located on your Notice or proxy card (if you received a printed copy of the proxy materials). Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com.
How many votes are needed for approval of each proposal?
Proposal One: The election of directors requires a plurality of the votes properly cast on this proposal for the applicable nominee to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” such nominees are elected as directors. You may vote “For” or “Withhold” on each of the nominees for election as a director. Shares voting “withheld” and broker non-votes will have no effect on this proposal.
Proposal Two: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022 requires the affirmative vote of a majority of the votes properly cast on this proposal. Abstentions will have no effect on this proposal. Proposal No. 2 is considered to be a discretionary item, and a brokerage firm will be able to vote on this proposal even if it does not receive instructions.
Proposal Three: The frequency receiving the highest number of votes from the votes properly cast on this proposal will be considered the frequency preferred by the stockholders. Because this proposal is an advisory vote, the result will not be binding on our Board, our compensation committee, or us. Our Board and our compensation committee will consider the outcome of the vote when determining how often we should submit to stockholders future advisory votes to approve the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on this proposal.
What is the quorum requirement?
A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our Second Amended and Restated Bylaws (our “Bylaws”) and Delaware law.
As of the Record Date, there were 266,859,553 shares of our Class A common stock outstanding and 244,306,341 shares of our Class B common stock outstanding. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to 10 votes on each proposal. The presence, in person or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote on the Record Date will constitute a quorum at the Annual Meeting. Shares present virtually during the Annual Meeting will be considered shares of common stock represented in person at the meeting. Abstentions, withheld votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.
How do I vote?
If you are a stockholder of record, there are four ways to vote:
(1) By Internet (Before the Annual Meeting): You may vote over the Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 1, 2022.

You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials);
(2) By Telephone: You may vote by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on June 1, 2022. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials);
(3) By Mail: If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it promptly in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting; or
(4) By Internet (During the Annual Meeting): You may vote during the Annual Meeting by going to http://www.virtualshareholdermeeting.com/TOST2022. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials). If you previously voted via the Internet (or by telephone or mail), you will not limit your right to vote online at the Annual Meeting.
If you are a street name stockholder, please follow the instructions from your broker, bank or other nominee to vote by Internet, telephone or mail. Street name stockholders may not vote via the Internet at the Annual Meeting unless they receive a legal proxy from their respective brokers, banks or other nominees.
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•notifying our Corporate Secretary, in writing, at Toast, Inc., 401 Park Drive, Suite 801, Boston, MA 02215 before the vote is counted;
•voting again using the telephone or Internet before 11:59 p.m. Eastern Time on June 1, 2022 (your latest telephone or Internet proxy is the one that will be counted); or
•attending the Annual Meeting online and voting virtually during the meeting. Simply logging into the Annual Meeting online will not, by itself, revoke your proxy.
If you are a street name stockholder, your broker, bank or nominee can provide you with instructions on how to change your vote.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board. Christopher P. Comparato, Elena Gomez and Brian Elworthy have been designated as proxy holders by our Board. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described above.
If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
What is the effect of abstentions and broker non-votes?
Votes withheld from any nominee, abstentions and “broker non-votes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum.

Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on Proposal Two (the ratification and appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022), or Proposal Three (the advisory vote on the preferred frequency of future stockholder advisory votes on the compensation of our named executive officers).
Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter, the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Absent direction from you, your broker will not have discretion to vote on Proposal One (election of directors) or Proposal Three (advisory vote on the preferred frequency of future stockholder advisory votes on the compensation of our named executive officers), which are “non-routine” matters. For “non-routine” matters, broker non-votes are not considered to have been voted “For” or “Against” a particular proposal, and therefore will have no effect on Proposals One or Three.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this Proxy Statement and our 2021 Annual Report, primarily via the Internet. On or about April 20, 2022, the proxy materials are being mailed to our stockholders. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.
How are proxies solicited for the Annual Meeting?
Our Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.
I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which is permitted by SEC rules. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will promptly deliver a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at ir@toasttab.com or:
Toast, Inc.
Attention: Investor Relations
401 Park Drive, Suite 801
Boston, MA 02215
Street name stockholders may contact their broker, bank or other nominee to request information about householding.
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals. Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2023 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 21, 2022. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. To comply with the SEC’s new universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than our nominees for the 2023 annual meeting must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) no later than April 3, 2023.
Stockholder proposals should be addressed to:
Toast, Inc.
Attention: Corporate Secretary
401 Park Drive, Suite 801
Boston, MA 02215
Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our Board or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our Bylaws. To be timely for the 2023 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:
•not earlier than the close of business on February 2, 2023; and
•not later than the close of business on March 4, 2023.
In the event that we hold the 2023 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be received by our Corporate Secretary not later than the close of business on the later of the 90th day prior to the scheduled date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Nomination of Director Candidates. Holders of our common stock may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board and should be directed to our Corporate Secretary at 401 Park Drive, Suite 801, Boston, MA 02215.The nominating and corporate governance committee must receive any such recommendation for nomination not earlier than the close of business on the 120th day prior to the date on which our proxy statement was released to stockholders in connection with the previous year’s annual meeting. For additional information regarding stockholder recommendations for director candidates, see the section titled “Corporate Governance—Stockholder Recommendations and Nominations to the Board.”
In addition, our Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our Bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
Availability of Bylaws. A copy of our Bylaws is available via the SEC’s website at http://www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
Who pays for the cost of this proxy solicitation?
We pay the entire cost of preparing and distributing these proxy materials. In addition, we may reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of our directors, officers and employees, personally or by mail, telephone, facsimile, email or other means of communication (electronic or otherwise). No additional compensation will be paid for such services.

PROPOSAL ONE:
ELECTION OF DIRECTORS
Number of Directors; Board Structure
Our Board is divided into three staggered classes of directors. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class I directors expires at the Annual Meeting. The term of the Class II directors expires at the 2023 annual meeting and the term of the Class III directors expires at the 2024 annual meeting. After the initial terms expire, directors are expected to be elected to hold office for a three-year term or until the election and qualification of their successors in office.
Nominees
Our Board has nominated Paul Bell, Christopher P. Comparato, Hilarie Koplow-McAdams and David Yuan for re-election as Class I directors to hold office until the 2025 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal. Each of the nominees is a current Class I director and member of our Board.
Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by our present Board. Alternatively, the proxies may vote only for the remaining nominees, leaving a vacancy on our Board. Our Board may fill a vacancy at a later date or reduce the size of our Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.
Vote Required
The election of directors requires a plurality of the votes properly cast on this proposal at the Annual Meeting to be approved. Shares voting “withheld” and broker non-votes will have no effect on this proposal.
Recommendation of our Board
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.
The biographies of each of the nominees and continuing directors below contain information regarding each such person’s service as a director, business experience, other director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused our Board to determine that the person should serve as a director of our company. In addition to the information presented below regarding each nominee’s and continuing director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our Board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Directors
The following table sets forth information regarding our directors, including their ages, as of March 31, 2022:

	Class	Age	Position(s)	Current Term Expires	Expiration of Term for which Nominated
Directors with Terms Expiring at the Annual Meeting/Nominees
Paul Bell (1)	I	61	Director	2022	2025
Christopher P. Comparato	I	55	CEO and Chairperson	2022	2025
Hilarie Koplow-McAdams	I	58	Director	2022	2025
David Yuan (1)	I	47	Director	2022	2025
Continuing Directors
Kent Bennett (2)(3)	II	44	Director	2023	N/A
Susan Chapman-Hughes (2)(3)	II	53	Director	2023	N/A
Stephen Fredette	III	38	Co-President, Co-Founder, and Director	2024	N/A
Mark Hawkins (1)(2)*	II	62	Director	2023	N/A
Aman Narang	III	39	Co-President, Co-Founder, COO and Director	2024	N/A
Deval L. Patrick (3)	III	65	Director	2024	N/A
____________________
* Lead independent director.
(1)Member of the audit committee.
(2)Member of the compensation committee.
(3)Member of the nominating and corporate governance committee.
Information Concerning Director Nominees
Paul Bell. Mr. Bell has been a member of our Board since June 2017. Mr. Bell has been an Operating Partner at Lead Edge Capital since July 2013. Previously, Mr. Bell worked for Dell Inc. ("Dell"), serving as President of various business units. Mr. Bell currently serves on the boards of directors of several private companies. Mr. Bell holds an M.B.A. from Yale University and a B.S. and B.A. from Pennsylvania State University. Mr. Bell’s qualifications to serve on our Board include his extensive leadership, executive, managerial, and business experience with technology companies and knowledge of the venture capital industry.
Christopher P. Comparato. Mr. Comparato has been our Chief Executive Officer since February 2015, the Chairperson of our Board since November 2021, and a member of our Board since December 2015. Previously, Mr. Comparato led Customer Success functions at Acquia, Inc. and Endeca Technologies, Inc. ("Endeca") (acquired by Oracle Corporation ("Oracle")), and held management roles at Keane, Inc. and Cambridge Technology Partners, both consulting firms. Mr. Comparato holds a B.S. in Mechanical Engineering from Union College. Mr. Comparato’s qualifications to serve on our Board include his management experience and business expertise, including his prior executive-level leadership and experience scaling companies.
Hilarie Koplow-McAdams. Ms. Koplow-McAdams has been a member of our Board since November 2021. Ms. Koplow-McAdams has been a Venture Partner at New Enterprise Associates since December 2017. Previously, Ms. Koplow-McAdams worked at New Relic, Inc., where she served as President from October 2015 to April 2017, and prior to that as Chief Revenue Officer from December 2013 to September 2015. Ms. Koplow-McAdams has served on the board of directors of Zendesk, Inc. since September 2017 and previously served on the board of directors of Tableau Software, Inc. from

December 2016 until it was acquired by Salesforce.com, Inc. ("Salesforce") in August 2019. Ms. Koplow-McAdams also serves on the boards of directors of various privately held companies. Ms. Koplow-McAdams holds a B.A. in sociology from Mills College and an M.A. in public policy from the University of Chicago. Ms. Koplow-McAdams’ qualifications to sit on our Board include her extensive leadership, executive, and business experience with technology companies and knowledge of the venture capital industry.
David Yuan. Mr. Yuan has been a member of our Board since March 2019. Mr. Yuan is a general partner at Tidemark Capital ("Tidemark"), a growth equity firm which Mr. Yuan founded in January 2021. Prior to Tidemark, Mr. Yuan was a General Partner at Technology Crossover Ventures ("TCV"), a private investment firm, from September 2005 to January 2021. Mr. Yuan has served as a director of Cypress Holdings, Inc. since its founding in 2017 until its acquisition by CCC Intelligent Solutions Holdings Inc., where he has continued to serve as a director since the closing of the acquisition in 2021 until April 2022. He has also served on the board of directors of LegalZoom.com, Inc. from August 2018 to March 2022. In addition, he serves as a director or as a board observer of multiple companies within the technology and financial technology space, including Avetta, LLC, Karbon, Inc., and Wealthsimple Inc., and as a Senior Advisor at TCV. Mr. Yuan holds an M.B.A. from Stanford Graduate School of Business and an A.B. in Economics from Harvard University. Mr. Yuan’s qualifications to sit on our Board include his extensive experience as a director of technology companies and his knowledge of the venture capital and technology industries.
Information Concerning Continuing Directors
Kent Bennett. Mr. Bennett has been a member of our Board since December 2015. Mr. Bennett has served as an investment professional at Bessemer Venture Partners, a venture capital firm, since 2008 and has been a Partner since 2013. Mr. Bennett currently serves on the boards of directors of various privately held companies. Mr. Bennett holds an M.B.A. from Harvard Business School and a B.S. in Systems Engineering from the University of Virginia. Mr. Bennett’s qualifications to sit on our Board include his extensive experience in the venture capital industry and serving as a director of various privately held companies, and his knowledge of technology companies.
Susan E. Chapman-Hughes. Ms. Chapman-Hughes has been a member of our Board since February 2021. Ms. Chapman-Hughes was the Executive Vice President, Global Head of Digital Capabilities, Transformation and Operations of American Express Company ("American Express") from February 2018 to February 2021. Previously at American Express, Ms. Chapman-Hughes served as Senior Vice President, U.S. Large Market, Global Corporate Payments from December 2014 to February 2018 and in various other roles since 2013. Ms. Chapman-Hughes has served on the board of directors of The J.M. Smucker Company since August 2020 and previously served on the board of directors of Potbelly Corporation from May 2014 to June 2020. Ms. Chapman-Hughes is a trustee emeriti of the National Trust for Historic Preservation. Ms. Chapman-Hughes holds an M.B.A. in Real Estate Finance and Urban Land Economics from the University of Wisconsin Madison, a Master’s Degree in Regional Planning from the University of Massachusetts, Amherst and a B.S. in Engineering from Vanderbilt University. Ms. Chapman-Hughes’s qualifications to sit on our Board include her extensive experience as a director of public companies and her leadership, executive, managerial and business experience with technology companies.
Stephen Fredette. Mr. Fredette is a Co-Founder and has been a Co-President since December 2015 and a member of our Board since August 2021. Mr. Fredette was formerly our Chief Executive Officer from December 2011 to February 2015. Mr. Fredette also previously served as a member of our Board from December 2011 to June 2017 and February 2020 to January 2021. Previously, Mr. Fredette served in various roles at Oracle. Mr. Fredette holds a B.S. in Chemistry from the Massachusetts Institute of Technology. Mr. Fredette is qualified to serve on our Board because of his management experience and business expertise, including his perspective and experience he brings as our Co-President and as a Co-Founder.
Mark Hawkins. Mr. Hawkins has been a member of our Board since April 2020 and our Lead Independent Director since November 2021. Mr. Hawkins served as the President and Chief Financial

Officer Emeritus Advisor at Salesforce between February 2021 and November 2021, the President and Chief Financial Officer from August 2017 to February 2021, and the Executive Vice President and Chief Financial Officer at Salesforce between August 2014 and 2017. Prior to that, he served as Chief Financial Officer and Executive Vice President of Autodesk, Inc., Chief Financial Officer and Senior Vice President of Finance & IT at Logitech International S.A. and held various positions at Dell and Hewlett-Packard. Mr. Hawkins serves on the board of directors of SecureWorks Inc. since April 2016, DataRobot, Inc. since September 2021, and Plaid Financial Ltd. since October 2021, and on the New York Stock Exchange Listed Company advisory board. Mr. Hawkins holds an M.B.A. in Finance from the University of Colorado, a B.A. from Michigan State University and has completed the Advanced Management Program at Harvard Business School. Mr. Hawkins’s qualifications to sit on our Board include his extensive experience as a director of public companies and his leadership, executive, managerial and business experience with technology companies.
Aman Narang. Mr. Narang is a Co-Founder and has been a Co-President since December 2012, our Chief Operating Officer since June 2021, and a member of our Board since January 2021. Mr. Narang also served as a member of our Board from December 2011 to December 2015 and from June 2017 to June 2018. Previously, Mr. Narang worked in Product Management at Oracle. Mr. Narang holds a B.S. and M.S. in Computer Science from the Massachusetts Institute of Technology. Mr. Narang is qualified to serve on our Board because of his management experience and business expertise, including his perspective and experience he brings as our Co-President and as a Co-Founder.
Deval L. Patrick. Mr. Patrick has been a member of our Board since February 2021. Mr. Patrick has served as a professor of the practice of public leadership and as co-director of the Center for Public Leadership at Harvard Kennedy School since February 2022. Mr. Patrick has been a Senior Advisor at Bain Capital LLC since March 2021, where he previously founded and served as Managing Partner of the Double Impact Fund, a growth equity fund focused on delivering competitive financial returns and positive social impact, from April 2015 to December 2019. Previously, from January 2007 to January 2015, Mr. Patrick served as Governor of the Commonwealth of Massachusetts. Mr. Patrick has served on the boards of directors of American Well Corp., a telemedicine technology company, from June 2015 to December 2019, and from April 2020 to the present, including through its recent entry into the public market; Global Blood Therapeutics, Inc., a biotech company focused on sickle cell disease, from April 2015 to November 2019, and from May 2020 to the present, including through its 2015 entry into the public market; Cerevel Therapeutics Holdings, Inc., a biopharmaceutical company focused on neuroscience since January 2021; Environmental Impact Acquisition Corp., a SPAC focused on sustainability, since December 2020, and Twilio Inc., a cloud communications developer platform, since January 2021. In addition, Mr. Patrick serves as a member of several charitable boards and is the co-chair of American Bridge 21st Century Foundation. Mr. Patrick holds a B.A. in English and American Literature from Harvard College and a J.D. from Harvard Law School. Mr. Patrick’s qualifications to sit on our Board include his extensive leadership, executive, and business experience with companies and investment firms, combined with his dedication and commitment to public service through corporate social impact and civil rights.

CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of our Board, which is elected by our stockholders. Our Board currently consists of ten directors, all of whom, other than Mr. Comparato, Mr. Fredette, and Mr. Narang, qualify as “independent” under the listing standards of the New York Stock Exchange (the “NYSE”).
Director Independence
Our Class A common stock is listed on the NYSE. Under the listing standards of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the listing standards of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of the NYSE. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of the NYSE.
Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that each of Mr. Bell, Mr. Bennett, Ms. Chapman-Hughes, Mr. Hawkins, Ms. Koplow-McAdams, Mr. Patrick, and Mr. Yuan is “independent” as that term is defined under the listing standards of the NYSE, as they do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”
Board Leadership Structure
Our corporate governance guidelines provide that our Board may appoint a Lead Independent Director at any time based upon our Board’s view of what is in the best interests of the Company.
Currently, Mr. Comparato currently serves as both the Chairperson of our Board and as our Chief Executive Officer. Because Mr. Comparato has served and continues to serve in both these roles, our Board has appointed a Lead Independent Director, Mark Hawkins. As Lead Independent Director, Mr. Hawkins provides leadership to our Board if circumstances arise in which the roles of Chief Executive Officer and Chairperson of our Board may be, or may be perceived to be, in conflict, and performs such additional duties as our Board may otherwise determine and delegate, including (i) acting as the chairperson at meetings of our Board at which the Chairperson is not present, (ii) acting as the chairperson for the executive sessions of the independent directors; (iii) providing the Chairperson with input as to preparation of agendas for meetings, and (iv) serving as principal liaison between the Chairperson and our independent directors. Our Board believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of our Board, and sound corporate governance policies and practices.
Board’s Role in Risk Oversight
One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure. Our audit committee is responsible for reviewing and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. Our audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our external and internal audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines and evaluates our Board and committees’ composition. Our compensation committee reviews and discusses the risks arising from our compensation philosophy and practices applicable to all employees that are reasonably likely to have a material adverse effect on us.
Risks Related to Compensation Policies and Practices
When determining our compensation policies and practices, the Board considers various matters relevant to the development of a reasonable and prudent compensation program, including whether the policies and practices are reasonably likely to have a material adverse effect on us. We believe that the mix and design of our executive compensation plans and policies do not encourage management to assume excessive risks and are not reasonably likely to have a material adverse effect on us for the following reasons: we offer an appropriate balance of short and long-term incentives and fixed and variable amounts; our variable compensation provides enhanced incentives for executives to outperform and strong disincentives for executives to underperform against our Company goals and is based on a balanced mix of Company performance criteria; and the Board and compensation committee have the authority to adjust variable compensation as appropriate.
Anti-Hedging and Anti-Pledging Policies
Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in company securities. Our Toast, Inc. Stock Trading Policy applies to all transactions in our Company securities by our employees, officers and directors and prohibits the following transactions in our Company securities: short sales (unless the sale is part of a permitted “cashless” exercise of stock options), the purchase or sale of derivative securities or hedging transactions, the use of Toast securities as collateral subject to margin calls and the pledge of Toast securities as collateral for loans.
Board Meetings and Committees
Our Board may establish the authorized number of directors from time to time by resolution. Our Board currently consists of ten members.
During our fiscal year ended December 31, 2021, our Board held eight meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she had been a director and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods that he or she served. Under our Corporate Governance Guidelines, directors are expected to spend the time needed and meet as frequently as our Board deems necessary or appropriate to discharge their responsibilities. Directors are also expected to make efforts to attend all meetings of our Board and all meetings of the committees on which they serve.
Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our Board is described below. Members serve on these committees until their resignation or until as otherwise determined by our Board.

Audit Committee
Our audit committee currently consists of Mr. Bell, Mr. Hawkins, and Mr. Yuan, with Mr. Hawkins serving as Chairperson. Each member of our audit committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of the NYSE. In addition, our Board has determined that Mr. Hawkins is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). Our audit committee’s responsibilities include, among other things:
1.selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
2.ensuring the independence and overseeing the performance of the independent registered public accounting firm;
3.discussing the scope and results of the audit with the independent registered public accounting firm, and review, with management and the independent registered public accounting firm, our interim and year-end results of operations;
4.developing procedures for employees to submit concerns anonymously about questionable financial reporting, accounting or audit matters;
5.reviewing our policies on risk assessment relating to financial, accounting, and financial statement risks and our enterprise risk management framework;
6.reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies; and
7.approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.
Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our audit committee is available on our website at investors.toasttab.com.
Our audit committee held five meetings during the fiscal year ended December 31, 2021.
Compensation Committee
Our compensation committee consists of Mr. Bennett, Ms. Chapman-Hughes, and Mr. Hawkins, with Ms. Chapman-Hughes serving as Chairperson. Each member of our compensation committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our compensation committee’s responsibilities include, among other things:
1.reviewing, approving and determining, or making recommendations to our Board regarding, the compensation of our executive officers and directors;
2.administering our equity incentive plans;
3.reviewing and approving, or making recommendations to our Board regarding, incentive compensation and equity plans; and
4.establishing and reviewing general policies relating to compensation and benefits of our employees.
Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our compensation committee is available on our website at investors.toasttab.com.

Our compensation committee held eight meetings during the fiscal year ended December 31, 2021.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Mr. Bennett, Ms. Chapman-Hughes, and Mr. Patrick, with Mr. Patrick serving as Chairperson. Each member of our nominating and corporate governance committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Our nominating and corporate governance committee’s responsibilities include, among other things:
1.identifying, evaluating and selecting, or making recommendations to our Board regarding, nominees for election to our Board and its committees;
2.evaluating the performance of our Board, our committees and of individual directors;
3.considering and making recommendations to our Board regarding the composition of our Board and its committees;
4.reviewing related party transactions;
5.reviewing developments in corporate governance practices;
6.overseeing our corporate social responsibility undertakings, including our corporate citizenship and sustainability initiatives and targets, and
7.reviewing and assessing the adequacy of the corporate governance guidelines and code of business conduct and ethics and recommend any changes to our Board for approval.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the NYSE. A copy of the charter of our nominating and corporate governance committee is available on our website at investors.toasttab.com.
Our nominating and corporate governance committee held one meeting during the fiscal year ended December 31, 2021.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board or compensation committee. See the section titled “Certain Relationships and Related Party Transactions” for information about related party transactions involving members of our compensation committee or their affiliates.
Identifying and Evaluating Director Nominees
The Board has delegated to the nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to the Board (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in these corporate governance guidelines and the committee’s charter. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the Board’s approval as director nominees for election to the Board.
Diversity
At Toast, we power restaurants of all sizes. The restaurant industry is one of the most diverse industries and we embrace that diversity by encouraging it within our company. Although our Board does not maintain a formal policy with respect to board diversity, our nominating and corporate governance committee considers a broad range of backgrounds and experiences, including, but not limited to, race, gender and national origin in making determinations regarding nominations of directors.
We believe in the benefits of different viewpoints and value the many kinds of diversity reflected by our Board. Four of our directors are gender or ethnically diverse, including two female directors, two Black/African Americans, and two Asians, as self-reported by each director.

Qualifications
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that it deems appropriate or advisable. In its identification and evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our Board and the needs of our Board and the respective committees of our Board. Some of the factors that our nominating and corporate governance committee considers include, without limitation, character, integrity, judgment, independence, skills, education, expertise, business acumen, business experience, length of service, diversity of background and experience, understanding of our business and industry, potential conflicts of interest and other commitments.
Nominees must also have proven achievement and competence in their field, the ability to offer advice and guidance to our management team, the ability to make significant contributions to our success and an understanding of the fiduciary responsibilities that are required of a director. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all Board and committee responsibilities. Members of our Board are expected to prepare for, attend and participate in all Board and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.
Our nominating and corporate governance committee also considers results from our annual board and committee evaluations and its periodic review of our Board and committee compositions. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends the director nominees for selection to our full Board.
Stockholder Recommendations and Nominations to the Board
The nominating and corporate governance committee will consider director nominee candidates who are recommended by our stockholders. Stockholders, in submitting recommendations to the nominating and corporate governance committee for director nominee candidates, must follow the following procedures:
The nominating and corporate governance committee must receive any such recommendation for nomination not earlier than the close of business on the 120th day prior to the date on which our proxy statement was released to stockholders in connection with the previous year’s annual meeting.
All recommendations for director candidates must be submitted in writing to our Corporate Secretary at 401 Park Drive, Suite 801, Boston, MA 02215, and must include the following:
•name and address of the stockholder making the recommendation;
•a representation that the stockholder is a record holder of our securities, or if the stockholder is not a record holder, evidence of ownership;
•name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full years of the individual recommended for consideration as a director nominee;
•a description of the qualifications and background of the proposed director nominee that addresses the criteria for board membership approved by the Board from time to time and set forth in the policies and procedures for director candidates adopted by our nominating and corporate governance committee;
•a description of all arrangements or understandings between the stockholder and the proposed director nominee;
•the consent of the proposed director nominee (i) to be named in the proxy statement for the annual meeting and (ii) to serve as a director if elected at such annual meeting; and
•any other information regarding the proposed director nominee that is required to be included in the proxy statement.
Stockholder Communications
The Board provides to every stockholder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for stockholder communication. For a stockholder communication directed to the Board as a whole, stockholders may send such communication to the Office of the General Counsel via U.S. Mail or Expedited Delivery Service to: Toast, Inc., 401 Park Drive, Suite 801, Boston, MA 02215, Attn: Board of Directors, c/o Office of the General Counsel.
For a stockholder or other interested party communication directed to an individual director in his or her capacity as a member of the Board, stockholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Toast, Inc., 401 Park Drive, Suite 801, Boston, MA 02215, Attn: Name of Individual Director.
We will forward by U.S. Mail any such stockholder communication to each director to whom such communication is addressed and to the Chairperson of the Audit Committee of the Board, in his or her capacity as a representative of the Board, at the address specified by each such director and the Chairperson of the Audit Committee of the Board.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our Board has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, directors and officers, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. A copy of our Corporate Governance Guidelines and Code of Business Conduct and Ethics is available on our Internet website at investors.toasttab.com and may also be obtained without charge by contacting our Corporate Secretary at Toast, Inc., 401 Park Drive, Suite 801, Boston, MA 02215. We intend to disclose any amendments to our Code of Business Conduct and Ethics, or waivers of its requirements, on our website or in filings under the Exchange Act, as required by the applicable rules and exchange requirements. During the fiscal year ended December 31, 2021, we have not granted any waivers from any provision of our Code of Business Conduct and Ethics.
Commitment to Environmental, Social, and Governance
At Toast we are committed to sound environmental, social and governance ("ESG") practices and to making our business a force for good in the world. Our nominating and corporate governance committee oversees our corporate social responsibility undertakings, reviews our corporate citizenship and sustainability initiatives and targets, and periodically reports to the Board with regard to our ESG programs.
Our ESG efforts are mainly focused on managing our impacts on a variety of stakeholders including employees, customers, suppliers, the environment and society, and on raising awareness of the long-term value of our initiatives both internally and externally with our investor community.
Highlights of our ESG work include:

Energy and Greenhouse Gas Emissions Management. We are committed to understanding and managing the energy used in our facilities, for our cloud computing needs, and by employees for travel, commuting, and remote working. As a start, we are conducting our first greenhouse gas emissions inventory for our fiscal year ended December 31, 2021 in accordance with the Greenhouse Gas Protocol.
Diversity, Equity and Inclusion. The restaurant industry is one of the most diverse industries, and we embrace that diversity by encouraging it within our company. We believe that the success of our business comes only with the success of all our employees ("Toasters"), and we bake inclusive principles into our design, build cultural competence and equity into our practices, and ensure opportunities for growth and rewards by investing in developing our managers and employees. We offer a number of specialized Diversity, Equity & Inclusion (“DEI”) programs and initiatives to equip Toasters with the tools necessary to develop and promote an environment of inclusion and respect that leads to better engagement, productivity, and innovation. These include individual and peer DEI coaching focused on targeted conversations and specific development, DEI programs that build awareness and mitigate bias offered live and as e-learning modules, and specific development for our managers and leaders designed to enable them to build more meaningful and authentic relationships with their teams and to create a more inclusive workplace environment.
Our Toasters are also directly involved in maintaining an inclusive and equitable culture through our Toast Communities and our Council of Advocates for Equity, which leverage their combined perspectives to advocate for an equitable experience for all, across our business strategy and company culture. In addition, our employees across all demographics form Toast Communities, each of which is established around a specific identity. These communities support the personal growth and professional development of their members and help build awareness through development programs and learning opportunities for current and future Toasters. We currently have 16 Toast Communities.
Data Privacy and Cyber Security. We are committed to handling the information of our customers, guests, employees and other stakeholders responsibly and in accordance with all applicable data privacy and security requirements. As part of our privacy and information security programs, we have a number of policies and measures in place to manage and protect information (including personal information) that we oversee, including compliance with security standards and certifications, such as the Payment Card Industry Data Security Standard and Systems and Organizations Controls 2 (commonly referred to as SOC2) Type 1 reports.
Supporting Our Customers. The COVID-19 pandemic has had a dramatic impact on the restaurant industry, and we are fully committed to investing in and supporting our restaurants, their employees, and the communities they serve. Over the course of the pandemic, we have undertaken a variety of actions to help restaurants such as accelerating critical product launches and advocating for the Restaurant Revitalization Fund.
Investing in Communities. Our philanthropic branch, Toast.org, is dedicated to solving critical food issues that impact communities, and in furtherance of our values and these goals, we have joined the Pledge 1% movement. As a part of this initiative, our Board reserved 5,468,890 shares of Class A common stock that we may issue over a period of ten years in ten equal annual installments as a bona fide gift to a charitable organization to fund its social impact initiatives through Toast.org.
Non-Employee Director Compensation
Non-Employee Director Compensation Program
We maintain a Non-Employee Director Compensation Program, which was amended in April 2021 with changes that went into effect in connection with our initial public offering (“IPO”). Under the program, prior to our IPO, our directors who were neither (i) employees of the company nor (ii) employees or other service providers of any stockholder that had a contractual right to nominate directors were eligible to receive cash retainers for their service on our Board as set forth below. Effective as of the consummation of our IPO on September 24, 2021, all directors who were not employees of the company or any of its subsidiaries, collectively referred to as our non-employee directors, became eligible to receive compensation under the program. Based upon a competitive review of director compensation, the Board approved changes to committee cash retainer payments which went into effect following our IPO. Specifically, the Board established retainers for the nominating and governance committee (both committee chairperson and member) and approved increases to the compensation committee retainers (both committee chairperson and member). The pre- and post-IPO cash retainer amounts are shown in the director cash retainer table below. All cash retainers are paid quarterly in arrears and prorated for partial years of service.
Director Cash Retainers:

	Pre-IPO	Post-IPO
Annual Retainer for Board Membership
Annual service on the board of directors	$30,000	$30,000
Additional Annual Retainer for Committee Membership
Annual service as audit committee chairperson	$20,000	$20,000
Annual service as member of the audit committee (other than chair)	$10,000	$10,000
Annual service as compensation committee chairperson	$14,000	$15,000
Annual service as member of the compensation committee (other than chair)	$7,000	$7,500
Annual service as nominating and governance committee chairperson	—	$10,000
Annual service as member of the nominating and governance committee (other than chair)	—	$5,000
In addition, our Non-Employee Director Compensation Program prior to the amendment provided that, upon initial election or appointment to our Board, each new non-employee director would be granted a one-time grant of restricted stock units with a total value of $350,000 on the date of such director’s election (the “Director Initial Grant”). The Director Initial Grant vests in substantially equal annual installments over three years, subject to continued service relationship with us through each applicable vesting date. Each year thereafter, each non-employee director who would continue as a non-employee director would be granted an annual award of restricted stock units with a total value of $200,000 (the “Director Annual Grant”). The Director Annual Grant vests on the one-year anniversary of the grant date, subject to continued service relationship with us through such date. Based upon the competitive review of director compensation, the Board approved an increase to the total value of the Director Annual Grant to $220,000 which went into effect for Director Annual Grants following our IPO. Following our IPO, the Director Annual Grant will be made on the date of our Annual Meeting of stockholders.
Employee directors receive no additional compensation for their service as a director beyond the compensation they receive for serving as our officers.
We also reimburse all reasonable out-of-pocket expenses incurred by our non-employee directors for their attendance at meetings of our Board or any committee thereof.

The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any non-employee director for service as a non-employee director in a calendar year period cannot exceed $1,200,000.

Non-Employee Director Compensation Table
The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee directors in the fiscal year ended December 31, 2021. Mr. Comparato, Mr. Narang and Mr. Fredette are members of our Board but as employees of our company they did not receive any compensation from us for their service on our Board. See the section titled “Executive Compensation” for more information on the compensation paid to or earned by Mr. Comparato, Mr. Narang and Mr. Fredette as named executive officers for the fiscal year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Paul Bell (2)	10,000	—	10,000
Kent Bennett (3)	10,625	—	10,625
Susan Chapman-Hughes (4)	37,333	349,912	387,245
Mark Hawkins (5)	57,125	199,977	257,102
Hilarie Koplow-McAdams (6)	2,500	349,996	352,496
Steven Papa (7)	—	—	—
Deval Patrick (8)	32,500	349,912	382,412
David Yuan (9)	10,000	—	10,000
(1)The amounts reported represent the aggregate grant date fair value of the awards granted to the named executive officers calculated in accordance with the Financial Accounting Standards Board ("FASB"), Accounting Standards Codification, ("ASC") Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair values of the awards reported in this column are set forth in the notes of our consolidated financial statements of our 2021 Form 10-K. The amounts reported in this column reflect the accounting cost for the stock awards, and do not correspond to the actual economic value that may be received upon any sale of any of the underlying shares of our common stock.
(2)Mr. Bell did not hold any options or restricted stock units as of December 31, 2021. Mr. Bell became eligible to receive cash retainer payments effective as of the consummation of our IPO on September 24, 2021.
(3)Mr. Bennett did not hold any options or restricted stock units as of December 31, 2021. Mr. Bennett became eligible to receive cash retainer payments effective as of the consummation of our IPO on September 24, 2021.
(4)Ms. Chapman-Hughes held 22,930 restricted stock units as of December 31, 2021.
(5)Mr. Hawkins held 115,130 restricted stock units as of December 31, 2021.
(6)Ms. Koplow-McAdams held 10,294 restricted stock units as of December 31, 2021.
(7)Mr. Papa resigned as a member of our Board in August 2021, and did not hold any options or restricted stock units as of December 31, 2021.
(8)Mr. Patrick held 22,930 restricted stock units as of December 31, 2021.
(9)Mr. Yuan did not hold any options or restricted stock units as of December 31, 2021. Mr. Yuan became eligible to receive cash retainer payments effective as of the consummation of our IPO on September 24, 2021.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has engaged Ernst & Young LLP (“EY”) as our independent registered public accounting firm to perform the audit of our financial statements for the fiscal year ending December 31, 2022, and we are asking you and other stockholders to ratify this appointment. During the fiscal year ended December 31, 2021, EY served as our independent registered public accounting firm.
Although ratification of the appointment of EY is not required by our Bylaws or otherwise, our Board is submitting the appointment of EY to stockholders for ratification as a matter of good corporate governance. A majority of the votes properly cast on this proposal is required in order to ratify the appointment of EY. In the event that a majority of the votes properly cast on this proposal do not ratify this appointment of EY, our audit committee will reconsider whether or not to retain EY. Even if the appointment is ratified, our audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the stockholders. Abstentions will have no effect on this proposal. Proposal No. 2 is considered to be a discretionary item, and a brokerage firm will be able to vote on this proposal even if it does not receive instructions.
We expect that a representative of EY will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
We have adopted a policy under which our audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, our audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board. Our audit committee has pre-approved all services performed by the independent registered public accounting firm since the pre-approval policy was adopted prior to our IPO.
Audit Fees
The following table sets forth the fees billed or to be billed by EY and its affiliates for professional services rendered with respect to the fiscal years ended December 31, 2021 and 2020. All of these services were approved by our audit committee.

Fee Category	Fiscal 2021	Fiscal 2020
Audit Fees (1)	$2,463,344	$435,500
Audit-Related Fees (2)	8,556	—
Tax Fees (3)	202,306	72,380
All Other Fees (4)	1,095	2,000
Total Fees	$2,675,301	$509,880
(1)Audit Fees consist of fees for professional services provided in connection with the audit of our financial statements, reviews of our quarterly financial statements and accounting consultations billed as audit services. This category also includes fees for services incurred in connection with our IPO and services normally provided by EY in connection with statutory and regulatory filings or engagements.
(2)Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not reported under “Audit Fees."
(3)Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include consultation on tax matters and assistance regarding federal, state and international tax compliance.
(4)All Other Fees consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above.

Recommendation of our Board
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The audit committee is a committee of the Board comprised solely of independent directors as required by the listing standards of the NYSE and rules and regulations of the SEC. The audit committee operates under a written charter approved by our Board, which is available on our website at investors.toasttab.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.
With respect to our financial reporting process, our management is responsible for (1) establishing and maintaining internal controls and (2) preparing our financial statements. Our independent registered public accounting firm, EY, is responsible for performing an independent audit of our financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
1.reviewed and discussed the audited financial statements with management and EY;
2.discussed with EY the matters required to be discussed by the statement on Auditing Standards No. 1301, as adopted by the Public Company Accounting Oversight Board (“PCAOB”); and
3.received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with EY its independence.
Based on the audit committee’s review and discussions with management and EY, the audit committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the Board:
Paul Bell
Mark Hawkins
David Yuan
The information contained in this audit and risk committee report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit and risk committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that we specifically incorporate this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

PROPOSAL THREE:
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON
NAMED EXECUTIVE OFFICER COMPENSATION
We are asking our stockholders to advise our Board, in an advisory (non-binding) vote, whether we should conduct an advisory (non-binding) vote to approve named executive officer compensation every one, two or three years.
By voting with respect to this proposal, stockholders may indicate whether they would prefer that we conduct future advisory (non-binding) votes to approve the compensation of our named executive officers every one, two or three years. Our Board has determined that an annual advisory non-binding vote to approve the compensation of our named executive officers will allow our stockholders to provide timely and direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. Our Board believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.
Vote Required
Stockholders will not be voting to approve or disapprove of the recommendation of our Board. The proxy card provides stockholders with the opportunity to choose among four options with respect to this proposal (holding the vote every one, two or three years, or abstaining). The frequency that receives the highest number of votes from all votes properly cast on this proposal will be deemed to be the frequency selected by our stockholders. Abstentions and broker non-votes will have no effect on this proposal.
As an advisory vote, this proposal will not be binding on the Company, our Board or our compensation committee in any way. As such, the results of the vote will not be construed to create or imply any change to the fiduciary duties of our Board. Our Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory (non-binding) vote on our named executive officer compensation more or less frequently than the option approved by our stockholders. Notwithstanding the advisory (non-binding) nature of this vote, our Board values the opinions of our stockholders, and will consider the outcome of the vote when setting the frequency of the advisory vote on executive compensation.
Recommendation of our Board
OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE OPTION OF “ONE YEAR” AS THE PREFERRED FREQUENCY FOR FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers, including their ages, as of March 31, 2022:

Name	Age	Position
Christopher P. Comparato	55	Chief Executive Officer and Director
Elena Gomez	52	Chief Financial Officer
Brian R. Elworthy	41	General Counsel and Corporate Secretary
Stephen Fredette	38	Co-President, Co-Founder, and Director
Jonathan Grimm	37	Co-Founder and Chief Technology Officer
Aman Narang	39	Co-President, Co-Founder, Chief Operating Officer, and Director
Executive Officers
Please refer to “Proposal One: Election of Directors” for Mr. Comparato’s, Mr. Fredette’s and Mr. Narang’s biographies.
Elena Gomez. Ms. Gomez has been our Chief Financial Officer since May 2021. Previously, Ms. Gomez served as the Chief Financial Officer of Zendesk, Inc., a global customer service software company, from May 2016 to May 2021. From July 2010 to April 2016, Ms. Gomez served in senior finance roles at Salesforce, a provider of customer relationship management services, including as Senior Vice President of Finance and Strategy and Senior Vice President of Go-to-Market Distribution. Ms. Gomez has served on the boards of directors of Smartsheet Inc., a software as a service ("SaaS") collaboration and work management platform provider, since October 2017 and PagerDuty, Inc., a SaaS incident response platform provider, since October 2018. Ms. Gomez holds a B.S. in Business Administration from the Haas School of Business, University of California, Berkeley.
Brian R. Elworthy. Mr. Elworthy has been our General Counsel since November 2016 and our Secretary since August 2021. Previously, Mr. Elworthy was Assistant General Counsel at inVentiv Health Inc., now Syneos Health, Inc., from July 2014 to November 2016 and an Associate at Ropes & Gray LLP from September 2008 to June 2014. Mr. Elworthy holds a J.D. from Georgetown University and a B.A. from Middlebury College.
Jonathan Grimm. Mr. Grimm is a Co-Founder and has been our Chief Technology Officer since May 2013. Mr. Grimm also served as a member of our Board from June 2012 to December 2015 and from June 2018 to February 2020. Previously, Mr. Grimm held solution engineering and application development leadership roles at Endeca, now Oracle. Mr. Grimm holds a B.S. in Computer Science from the Massachusetts Institute of Technology.

COMPENSATION DISCUSSION AND ANALYSIS
Our compensation philosophy, executive compensation programs and context for executive compensation actions taken during the fiscal year ended December 31, 2021 are described further in this Compensation Discussion and Analysis (“CD&A”). The following discussion contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding existing and future compensation programs. The actual amount and form of compensation and the compensation policies and practices that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.
Named Executive Officers
The compensation provided to our named executive officers for the year ended December 31, 2021 is detailed in the 2021 Summary Compensation Table and this CD&A. Our named executive officers are:
•Christopher P. Comparato, our Chief Executive Officer;
•Elena Gomez, our Chief Financial Officer;
•Jennifer DiRico, our Senior Vice President, Finance, who served as our Chief Financial Officer for a portion of 2021 prior to our appointment of Ms. Gomez as Chief Financial Officer;
•Brian R. Elworthy, our General Counsel and Corporate Secretary;
•Stephen Fredette, our Co-President and Co-Founder; and
•Aman Narang, our Co-President, Co-Founder and Chief Operating Officer.
Performance Highlights
Our compensation committee (the "committee”) seeks to develop and maintain executive compensation programs that attract, retain and motivate the leadership we need to meet our strategic goals and manage our business. The following highlights provide context for executive compensation decisions during the fiscal year ended December 31, 2021.
We completed our initial public offering: During 2021, the committee adopted executive compensation policies and practices in preparation for public company executive compensation governance.
We delivered strong financial results: Our annualized recurring run rate (“ARR”) as of December 31, 2021 grew 74% year-over-year to $568 million. Adjusted EBITDA for the full year 2021 was $(42) million, as compared to $(94) million for the prior fiscal year.
We completed our acquisition of xtraCHEF: We expanded our business through the acquisition of xtraCHEF, adding xtraCHEF’s suite of back-office tools for restaurants to our platform of solutions for the restaurant industry.
We continued to empower the restaurant community: Restaurants continued to face challenges during 2021 in the form of shifting workforce dynamics and rising prices. Toast solutions enable restaurants to operate more efficiently. We ended Q4 2021 with approximately 57,000 restaurant locations, up from 40,000 at the end of Q4 2020, demonstrating that the restaurant industry is resilient and continues to find value in Toast’s platform and services.
Pay Practices and Governance
Toast, in partnership with the committee, has adopted the following best practices to ensure our executive compensation programs are appropriately managed and well-governed.

WHAT WE DO	WHAT WE DON’T DO
Committee Independence: The compensation committee is composed entirely of independent directors as defined under the rules of the NYSE.	No Hedging or Pledging our Equity Securities: Our Stock Trading Policy prohibits our directors and employees, including our executive officers, from hedging or pledging our securities.
Independent Compensation Consultant: The committee retains the services of an independent, third-party compensation consultant to provide advice on executive compensation pay and practices.
No Single-trigger Equity Vesting: Under our severance and change in control policies, equity awards will vest only if the individual has a qualifying termination of employment within a specified period of time following the change in control.

Compensation At-Risk: A significant portion of our executive officers’ compensation is “at-risk” based on our corporate performance, as well as equity-based, to align the interests of our executives and stockholders.
No 280G Excise Tax or Gross-up Payments: Our severance and change in control policy does not include payment for 280G excise tax or tax gross-up.
Pay-for-Performance Philosophy: The majority of our executive officers’ compensation is directly linked to corporate performance and includes a significant long-term equity component.	No Special Health and Welfare Benefits. Our executive officers participate in our health and welfare benefits programs on the same basis as our other employees.
10b5-1 Plans. We require our executive officers to plan any stock trading in advance through the use of 10b5-1 plans.
Oversight for Our Executive Compensation Programs
The committee directs the design and oversees the operation of our executive compensation program. A description of the committee’s structure, roles and responsibilities can be found above under the heading “Board of Directors Meetings and Committees.”
Independent Compensation Consultant: The committee has the authority under its charter to directly retain, review fees for, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. The committee has retained an independent compensation consultant (“the compensation consultant”) who provides information and analyses that serve as the basis for setting executive and director compensation levels and advises the committee on compensation decisions. The compensation consultant also advises the committee on the structure of executive and director compensation programs, including the design of incentive plans, the forms and mix of compensation, allocation of equity compensation, regulatory requirements and other topics relevant to executive and Board compensation. During the fiscal year ended December 31, 2021, the committee retained Pay Governance as its compensation consultant. The committee reviews the independence of its compensation consultant annually and found no conflict of interest with Pay Governance during its 2021 independence review.
The committee’s compensation consultant did not provide any additional services beyond providing advice and recommendations on the amount or form of compensation for our directors and management during the fiscal year ended December 31, 2021. The committee has adopted protocols governing if and when its compensation consultant’s advice and recommendations to the committee can be shared with management, recognizing that, in advising the committee, it is necessary for the compensation consultant to interact with management to gather information. The committee also determines the appropriate forum for receiving recommendations from its compensation consultant. Where appropriate, the committee invites management to provide context for the recommendations. In other cases, the committee receives the compensation consultant’s recommendations in executive sessions where management is not present. The committee also engages directly with its compensation consultant between meetings, as deemed necessary by the committee. This approach further protects the committee’s ability to receive objective advice from the compensation consultant and establishes a forum for independent decisions about executive pay.
Committee Meetings: The agenda for meetings of the committee is managed by the Chairperson of the committee with assistance from our Chief Executive Officer and other members of management. At the invitation of the Chairperson of the committee, committee meetings held in the fiscal year ended December 31, 2021 were regularly attended by our Chief Executive Officer, our Chief People Officer, our General Counsel, other supporting members of management, as well as the committee’s compensation consultant. For part of each meeting, the committee meets in executive session without the Chief Executive Officer and other members of management present. The committee’s compensation consultant attends executive sessions as requested by the committee. The committee’s Chairperson regularly reports the committee’s recommendations and decisions on executive compensation to our Board. Our Chief Executive Officer and other executive officers may be authorized by the committee to fulfill certain administrative duties regarding compensation and benefit programs.
Role of the CEO: The Chief Executive Officer regularly attends a portion of each committee meeting. He provides the committee with his assessment of the performance of the other named executive officers and provides recommendations for their compensation, which the committee considers and may approve or modify. The Chief Executive Officer does not make recommendations to the committee, or participate in committee decision-making regarding his own compensation.
Following the end of each fiscal year, our Chief Executive Officer’s annual performance is evaluated by our full Board against both his financial and non-financial goals. Working with its compensation consultant, the committee recommends to the Board the Chief Executive Officer’s short-term incentive plan payment associated with performance for the prior fiscal year and his base salary, short-term incentive plan target and equity grant for the current fiscal year. The Board evaluates our Chief Executive Officer’s performance and discusses and approves his compensation in executive session without the Chief Executive Officer present.
Executive Compensation Philosophy and Guiding Principles
Our compensation philosophy and guiding principles provide a framework for the development and management of our executive compensation programs and practices.
Competitive: Our compensation programs should be market-competitive, enabling Toast to attract and retain top talent in a highly-competitive technology market.
Long-Term Orientation: Equity plays an important role in our executive compensation program because it is an incentive for long-term value creation and aligns the interests of our leadership team with that of stockholders. We also believe in broad-based participation in equity programs in support of our company core value of “one team”.
Fair and Fact-Based: We believe compensation decisions should be made based on objective and relevant information and support internal pay equity.
Pay-for-Performance: Our incentive programs align short- and long-term realizable compensation with company performance. We also believe in differentiating compensation based on individual performance in recognition of innovation, excellence in delivery and outsized impact.
Simple and Transparent: Our compensation programs should be easy to understand, communicate and administer.
Our Executive Compensation Practices
Market Data and Reference Points: The committee reviews competitive market compensation for our executive roles provided by the compensation consultant and uses the information as a reference point in making decisions on compensation levels, the mix of base, short-term and long-term incentives, and other executive pay practices. The committee uses the 25th, 50th and 75th percentiles of market as reference points and the selection of a specific market reference point may vary for each pay element. An individual named executive officer’s total compensation (or an element of compensation) in any given year may be set above or below market reference points, depending on the individual’s role, experience, performance and internal equity. The committee has not adopted a practice of setting executive compensation solely aligned with a particular market reference point.
External Market Analysis and Peer Companies: The committee reviews market compensation levels at least annually to determine the placement of our executive compensation relative to the competitive market for executive talent. This assessment includes evaluation of base salary, and short- and long-term incentive opportunities against executive compensation reported by a peer group of companies selected by the committee as comparable to Toast in size and related industry. The committee also considers market compensation information collected from survey sources. The compensation consultant supports the committee in the selection of the peer company group and also provides the committee with analyses of the peer company and survey executive compensation information.
The committee selected a group of peer companies in January 2021 which it used as a reference group in making executive compensation decisions in 2021. The committee reevaluated and revised the peer company group in October 2021 in light of changes in our company’s size and composition following our IPO. Criteria considered to determine the peer company group included industry, revenue, market cap, employee count, price to sales ratio, gross margin, annualized total shareholder return and duration of time in operation as a public company. The same criteria were considered in the determination of the peer company group in January and October.
In October 2021, based on the reevaluation, the committee removed the companies indicated below with an asterisk from the peer group and added the following companies to the peer group: Akamai Technologies, Inc., DocuSign, Inc., DoorDash, Inc., RingCentral, Inc., Twilio Inc., Workday, Inc. and Zoom Video Communications, Inc. The peer company group approved by the committee in October 2021 was not used as a reference in the evaluation of executive compensation decisions for 2021.
The group of peer companies the committee selected in January 2021 as a reference group for making executive compensation decisions in 2021 is shown below:

Alteryx, Inc.*	Everbridge, Inc.*	PTC Inc.
Coupa Software Incorporated*	Five9, Inc.*	Splunk Inc.
Datadog, Inc.	HubSpot, Inc.	The Trade Desk, Inc.
Dropbox, Inc.	MongoDB, Inc.*	Unity Software Inc.
Dynatrace, Inc.	Paycom Software, Inc.	Zendesk, Inc.
Elastic N.V.*	Paylocity Holding Corporation*	ZoomInfo Technologies Inc.
Etsy, Inc.	Pegasystems Inc.
*Indicates the company was removed from the peer company list in October 2021
Our Executive Compensation Programs
The compensation of our named executive officers comprises a combination of base salary, short-term incentive payments, and long-term incentive compensation in the form of stock options and restricted stock units. Our named executive officers, like all full-time employees, are eligible to participate in our 401(k), health, and welfare benefit plans. The following describes our executive compensation programs and payments for the fiscal year ended December 31, 2021.
Cash Compensation
The committee reviewed compensation for our executives, including our named executive officers, during 2021 and approved changes to cash compensation based on its review of market compensation information presented by the compensation consultant and informed by our compensation philosophy. Individual job responsibilities, including the scope and impact of each role, were also considered.

Based on their evaluation, the committee approved changes to the base salary and target short-term bonus for each of Mr. Elworthy and Ms. DiRico, which were effective on April 1, 2021. Mr. Elworthy’s base salary was changed from $250,000 to $346,200 and his target bonus was changed from $100,000 to 30% of base salary. Ms. DiRico’s base salary was changed from $300,000 to $346,200 and her bonus target of 30% of base salary was not changed.
The committee approved changes to cash compensation for Messrs. Comparato, Narang and Fredette that went into effect in the first full payroll period following the closing of our IPO. Annual base salary for Messrs. Comparato, Narang and Fredette was reduced to $20,000, which is intended to cover employee payroll benefit plan contributions and payroll taxes with minimal resulting net pay after applicable withholdings. The short-term incentive bonus opportunity for Messrs. Comparato, Narang and Fredette was eliminated, although they remained eligible to receive a prorated bonus payment for 2021 based on the period of time they were eligible for our short-term incentive plan prior to the cash compensation change effective date. These changes were made at the request of Messrs. Comparato, Narang and Fredette, and are consistent with the committee’s view that the majority of the compensation received by our CEO and Co-Presidents should be at-risk. The committee retains the ability to approve cash or other awards to Messrs. Comparato, Narang and Fredette in the event actual company performance exceeds performance goals.
Ms. Gomez joined our company on May 10, 2021 at a base salary of $400,000 and target bonus of 50%, which did not change during 2021. The committee determined and approved this base salary and target bonus based on their review of competitive compensation for the Chief Financial Officer role provided by the compensation consultant with consideration for Ms. Gomez’s skills and experience.

Name	As of January 1, 2021		As of December 31, 2021		Date of Change/Hire
	Annual Base Salary	Annual Bonus Target	Annual Base Salary	Annual Bonus Target
Christopher P. Comparato	$250,000	$185,000	$20,000	—	9/27/2021
Elena Gomez	—	—	$400,000	50% of base	5/10/2021
Jennifer DiRico	$300,000	30% of base	$346,200	30% of base	4/1/2021
Brian Elworthy	$250,000	$100,000	$346,200	30% of base	4/1/2021
Stephen Fredette	$250,000	$150,000	$20,000	—	9/27/2021
Aman Narang	$250,000	$150,000	$20,000	—	9/27/2021
Short-Term Incentive Bonus Plan
During 2021, our named executive officers were eligible for and received semi-annual bonus payments based upon company performance and the achievement of business objectives, as approved by the committee and further described below.
In December 2021, the committee approved the Toast, Inc. Senior Executive Cash Incentive Bonus Plan (the "Incentive Plan”), which is our executive short-term incentive plan governing bonus payments to eligible executives, including our named executive officers. The committee has the sole discretion and authority to determine, approve and administer bonus payments to eligible executives under the Incentive Plan. The committee will establish a target bonus opportunity for each eligible executive for each performance period. Eligible executives may receive a bonus payment based upon the attainment of one or more performance objectives established by the committee which may include goals which are financial or strategic. Incentive goals will have a target and the committee may also set minimum and maximum goals. Individual executive bonus payments may also vary based upon individual performance.
Our 2021 Incentive Plan was structured to incentivize and reward the attainment of company financial goals and individual performance against business objectives. The Incentive Plan is funded based on performance against the financial bonus funding goals. This positions the achievement of the company financial goals as the dominant driver of bonus attainment, and ensures we meet certain financial goals before paying any bonus. Performance against individual business objectives is included in the Incentive

Plan as a modifier, creating an incentive and reward for the achievement of strategic, financial and operational goals important to the growth, development and operation of our business.
For 2021, the committee approved bonus funding metrics and goals for the first half semi-annual bonus period (“H1 period”) at its February 2021 meeting and for the second half semi-annual bonus period (“H2 period”) at its July 2021 meeting. Achievement against the bonus funding goals determined the bonus funding for the period, expressed as a percentage of the target bonus for the period. Each executive’s target bonus for the period is also adjusted based on changes to base salary and target bonus within the period as well as employment changes, such as hire date, that impact program eligibility within the period. The bonus funding metrics and performance against bonus funding goals for the 2021 H1 and H2 periods are described further below.
The committee set the Incentive Plan target financial goals to align with our 2021 financial plan. For both the H1 and H2 periods, the target financial goals had to be achieved in order for the bonus to be funded 100%. For the H1 period, bonus plan funding could not exceed 100%. For the H2 period, stretch goals in excess of target were also set. If performance against the H2 bonus funding goals exceeded target, the bonus funding could also exceed target by up to 150%. See "H2 Period 2021 Bonus Funding Goals and Achievement" below for a description of the H2 period bonus funding goals and results.
Each executive, including our named executive officers, also established individual business objectives (“MBOs”) for the H1 and H2 periods. Some of the MBOs were shared objectives, either across the entire executive team or shared by certain functions, and some were individual objectives. Performance against the H1 and H2 period MBOs was evaluated at the end of each period, resulting in an MBO achievement percentage (“MBO %”) for each executive which was applied as a modifier to the funded bonus amount to determine the executive’s approved bonus payment for the period.
Period Funded Bonus * Individual MBO % for the Period = Individual Bonus Payment
H1 Period 2021 Bonus: The committee selected second quarter ARR (“Q2 ARR”) and adjusted operating income financial bonus funding goals for the H1 period which began on January 1, 2021 and ended on June 30, 2021. The committee selected these metrics because they were key indicators of our top line growth and the profitability and efficiency of our business. When approving the goals, the committee determined that acquisitions during the period would be removed from results for the determination of performance against bonus funding goals for that period.
The H1 period adjusted operating income goal was binary and the target goal had to be met in order for the bonus to be funded. The committee approved a target goal for adjusted operating income that was aligned with our financial plan for the H1 period which ensured our adjusted operating income plan would be met in order for the bonus to be funded. If the adjusted operating income goal was met, performance against the Q2 ARR goal would determine the level of bonus funding.
The committee approved a target goal for Q2 ARR that was aligned with our financial plan and which if achieved, would result in bonus funding at 100% of the target bonus amount for the period. The committee also approved a threshold goal for Q2 ARR which, if achieved, would result in bonus funding at 50% of the target bonus amount for the period. The level of bonus funding could not exceed 100% for the H1 period.
Actual performance against the H1 period operating income and Q2 ARR goals was exceeded and based upon this performance the committee approved 100% funding for executive bonuses for the H1 period. Results from the xtraCHEF business were removed from the results for the determination of bonus because xtraCHEF was acquired during the first half performance period.

H1 Period 2021 Bonus Funding Goals and Achievement:

Metric*	Goal Achievement	Bonus Achievement
H1 Adjusted Operating Income	Target Goal Exceeded	Goal Satisfied
Q2 ARR	Target Goal Exceeded	100%
* We are not disclosing the specific numbers for the bonus funding metrics or the actual goal achievement because we believe disclosure would cause substantial competitive harm (for example, by providing competitors insight into our sales strategy and business operations) without adding to a meaningful understanding of our business. However, like performance targets for all metrics, the committee has set performance goals at definitive, rigorous, and objective levels so as to require significant effort and achievement by our executive team to be attained.
The committee also evaluated the performance of each executive against their individual MBOs for the H1 period and approved the MBO % achievement for each executive. The MBOs for our named executive officers included goals related to customer satisfaction, preparation for our IPO, continued build of our leadership team in order to position us for continued growth, development of strategic growth strategies, achievement of key growth metrics and development of our corporate social responsibility strategy. Most of the individual MBOs were met or exceeded, resulting in 100% MBO achievement for Mr. Comparato, Ms. DiRico, Mr. Elworthy and Mr. Narang. An individual MBO for Mr. Fredette related to strategy for one business element was scored 75%, resulting in a blended H1 period MBO score of 96.3% for Mr. Fredette.
For each executive, the funded bonus was multiplied by the executive’s MBO % achievement to determine the executive’s H1 period bonus payment as shown below. Ms. Gomez was not eligible to receive a bonus payment for the first half of 2021 based upon her hire date.
H1 Period 2021 Bonus Payments:

Name	H1 Period Target Bonus*	Individual Achievement Against MBOs	H1 Period Approved Bonus Payment
Christopher P. Comparato	$92,500	100%	$92,500
Jennifer DiRico	$48,465	100%	$48,465
Brian Elworthy	$50,965	100%	$50,965
Stephen Fredette	$75,000	96.3%	$72,188
Aman Narang	$75,000	100%	$75,000
*As adjusted for changes in compensation during the H1 period.
H2 Period 2021 Bonus Funding Goals and Achievement:
The second half 2021 bonus funding goals were Q4 ARR and H2 period Adjusted EBITDA. The committee selected these metrics as updated key indicators of our growth, profitability and efficiency in anticipation of our transition to becoming a public company during the second half of 2021. Adjusted EBITDA is defined as net income (loss), adjusted to exclude stock-based compensation expense and related payroll tax expense, depreciation and amortization expense, interest income, interest expense, other income (expense) net, acquisition expenses, fair value adjustments on warrant and derivative liabilities, expenses related to COVID-19 pandemic initiatives resulting from a reduction of workforce in 2020, early termination of leases, loss on debt extinguishment, charitable contribution stock-based expense, and income taxes.
The H2 period adjusted EBITDA goal was binary and the target goal had to be met in order for the bonus to be funded. The committee approved a target goal for adjusted EBITDA that was aligned with our financial plan for the H2 period which ensured our adjusted EBITDA plan would be met in order for the bonus to be funded. If the adjusted EBITDA goal was met, performance against the Q4 ARR goal would determine the level of bonus funding.

The committee approved threshold, target and maximum Q4 ARR bonus funding goals for the H2 period. Bonus funding would be determined based on achievement against the Q4 ARR goals as follows:
Q4 ARR Bonus Goals and Funding:

Goal Achievement	Bonus Funding
Threshold	50%
Target	100%
Maximum	150%
If the threshold Q4 ARR goal was not met, the bonus would not be funded for the H2 period. If the Q4 ARR result fell at the threshold or target goals, the H2 period bonus would be funded at the associated level of bonus funding shown above. Bonus funding would be determined on an interpolated basis for Q4 ARR results falling in between the threshold and target goals, or between the target and maximum goals.
If the Q4 ARR target goal was exceeded, the H2 period bonus would be funded at 100% and an additional overachievement bonus funding would also be funded. The overachievement funding would be equal to the percentage of overachievement multiplied by the executive’s adjusted target annual bonus. The executive’s adjusted target annual bonus reflects prorating for base salary, target bonus and employment changes during 2021 that impact bonus plan eligibility.
Actual performance against the H2 period adjusted EBITDA goal was exceeded. Actual performance against the Q4 ARR goals was 109%. Based on this performance, the committee approved 100% funding for the H2 period bonus and 9% overachievement bonus funding.
H2 Period 2021 Bonus Funding Goals and Achievement:

Metric*	Goal Achievement	H2 Period Bonus Funding	2021 Overachievement Funding
H2 Adjusted EBITDA	Target Goal Exceeded	Goal Satisfied
Q4 ARR	Target Goal Exceeded	100%	9%
* We are not disclosing the specific numbers for the bonus funding metrics or the actual goal achievement because we believe disclosure would cause substantial competitive harm (for example, by providing competitors insight into our sales strategy and business operations) without adding to a meaningful understanding of our business. However, like performance targets for all metrics, the committee has set performance goals at definitive, rigorous, and objective levels so as to require significant effort and achievement by our executive team to be attained.
The committee also evaluated the performance of each executive against their individual MBOs for the H2 period and approved the MBO % achievement for each executive. The H2 period MBOs for our named executive officers included goals related to customer satisfaction, preparation for and execution of our public offering and transition to operation as a public company, continued build of our leadership team in order to position us for continued growth, strategic planning, achievement of key growth metrics and integration following our acquisition of the xtraCHEF business. Most of the individual MBOs were 100% achieved with the exception of a shared operational support goal and some targeted hiring goals impacted by a competitive talent market. The H2 period MBO achievement for each of our named executive officers was as follows: Mr. Comparato: 90%; Ms. Gomez: 88%; Ms. DiRico: 90%; Mr. Elworthy: 90%; Mr. Narang: 90%; and Mr. Fredette: 73%.
Based on these results, the H2 period executive bonuses for the second half were funded 100% and the committee then adjusted the H2 period individual executive bonuses based upon individual performance against MBOs. The overachievement bonus amount, representing 9% of the annual target bonus for each executive, was then added to each executive’s H2 bonus, resulting in the approved H2 period bonus payment shown below.

H2 Period 2021 Bonus Payments:

Name	H2 Period Target Bonus Funded 100%*	Individual Achievement Against MBOs	H2 Period Bonus Reflecting Adjustment for MBO Achievement	Overachievement Bonus Amount* (9% of the Annual Target Bonus)	H2 Approved Bonus Payment
Christopher P. Comparato	$44,239	90%	$39,815	$12,307	$52,122
Elena Gomez	$100,000	88%	$88,000	$11,638	$99,638
Jennifer DiRico	$51,930	90%	$46,737	$9,040	$55,777
Brian Elworthy	$51,930	90%	$46,737	$9,262	$55,999
Stephen Fredette	$35,870	73%	$26,185	$9,978	$36,163
Aman Narang	$35,870	90%	$32,283	$9,978	$42,261
*As adjusted for changes in compensation and eligibility during the period.
The total of the 2021 H1 and H2 period bonuses paid to our named executive officers expressed as a percentage of each executive’s annual adjusted target bonus are as follows: Mr. Comparato: $144,622, 105.8%; Ms. Gomez: $99,638, 99.6%; Ms. DiRico:$104,242, 103.8%; Mr. Elworthy: $106,964, 104%; Mr. Fredette: $108,351, 97.7%; and Mr. Narang: $117,261, 105.8%.
Equity-Based Compensation
Although we do not have a formal policy with respect to the grant of equity incentive awards specifically to our executive officers, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture, and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants promote executive retention because they incentivize our executive officers to remain in our employment during the vesting period. Accordingly, our Board or our compensation committee periodically review the equity incentive compensation of our named executive officers and may grant equity incentive awards to them from time to time.
The committee approved grants to our named executive officers during 2021 as summarized below. These grants were issued from our Amended and Restated 2014 Stock Incentive Plan (the “2014 Plan”). Ms. Gomez received grants described in the table below in connection with her service in an advisory role to Toast prior to being appointed as our Chief Financial Officer. She did not receive an additional grant upon her appointment as our Chief Financial Officer in May 2021. The stock option grants provide an option to purchase shares of our common stock subject to vesting. The stock options granted to Messrs. Comparato, Elworthy, Fredette and Narang vest over five years in 20 equal quarterly installments. The stock options granted to Ms. Gomez vest over a five-year period; 20% will vest one year following the vesting commencement date and the remainder will vest in 16 equal quarterly installments. Vesting is contingent upon the holder’s continuous service relationship with us through each applicable vesting date. The exercise price per share was equal to the fair market value of our common stock on the date of grant. Each of these options is also subject to early exercise, which permits the holder to exercise the option at any time following the grant date, pursuant to which the holder would receive restricted shares of common stock that vest in accordance with the original stock option vesting schedule. Each RSU provides the holder with the right to receive one share of Toast common stock when the RSU vests. The RSUs vest over a four-year period; 25% will vest one year following the vesting commencement date and the remainder will vest quarterly in equal increments over the remaining three years subject to continuous service with us through each applicable vesting date.

Name	Grant Date	Number of Stock Options	Number of RSUs
Christopher P. Comparato	March 22, 2021	150,000	50,000
Elena Gomez	March 22, 2021	1,875,000	375,000
Brian Elworthy	June 2, 2021	60,000	20,000
Stephen Fredette	March 22, 2021	75,000	25,000
Aman Narang	March 22, 2021	75,000	25,000
Chief Financial Officer Hire
Ms. Gomez has been our Chief Financial Officer since May 10, 2021. Prior to joining us as Chief Financial Officer, Ms. Gomez served in an advisory role to Toast. Her cash compensation and equity granted to her during 2021 are described above under “Our Executive Compensation Programs”. Following her hire as our Chief Financial Officer, Ms. Gomez also received a sign-on bonus of $150,000 which is subject to repayment if Ms. Gomez voluntarily ends her employment within 12 months of her hire date. The committee approved compensation for Ms. Gomez based on their review of competitive compensation required to attract and hire a chief financial officer with the skills and experience needed to successfully lead the financial function at a growing technology company.
Severance and Change in Control Policy and Severance Letter
Severance Policy
In June 2021, we adopted the Toast, Inc. Severance and Change in Control Policy (the “Severance Policy”), which provides certain severance benefits and accelerated vesting of equity awards to certain executives, including the named executive officers, each a “covered employee,” in the event of a qualified termination, including a qualified termination in connection with a change in control. We believe the Severance Policy supports the attraction and retention of senior leaders in a competitive market. We also believe that appropriately structured change in control benefits serve to minimize potential distraction caused by a transaction and reduce the risk that leaders will leave the organization before the transaction closes. The severance payments and benefits under the Severance Policy (and Severance Letter, as applicable and as defined below) superseded any severance payments and benefits for which the covered employees were eligible under existing employment agreements or other agreements, plans, policies, or arrangements.
Pursuant to the Severance Policy, in the event of a termination by us for any reason other than due to “cause” (as defined in the Severance Policy), death, or disability that occurs outside of the period beginning three months prior to and ending 12 months following a “change in control,” as defined in the Severance Policy, (the "change in control period"), subject to the covered employee’s execution and non-revocation of a release of claims in favor of Toast and our affiliates and continued compliance with all applicable restrictive covenants, we shall pay the covered employee (i) 12 months of continued base salary, (ii) a lump sum cash payment equal to the covered employee’s target bonus for the year in which the termination date occurs to the extent not already paid and pro-rated to reflect the number of days of service provided in the year of termination, or a prorated target bonus, and (iii) if the covered employee was participating in our group health plan immediately prior to termination and elects COBRA health continuation, monthly cash payments for 12 months in an amount equal to the monthly employer contribution that we would have made to provide health insurance to the covered employee (and his or her eligible dependents) if the covered employee had remained employed by us. Additionally, notwithstanding anything in any applicable option agreement or stock-based award agreement, the covered employee’s unvested and outstanding time-based stock options and other time-based stock-based awards held by the covered employee immediately prior to termination that would have vested during the 12-month period following the termination date will accelerate and become fully vested. Awards that are solely performance-based and/or performance- and time-based will be governed by the terms of the applicable award agreement.

In the event of a (i) termination by us for any reason other than due to cause, death, or disability that occurs within a change in control period or (ii) resignation by the covered employee for “good reason” (as defined in the Severance Policy) that occurs within 12 months following a change in control, in lieu of the foregoing benefits, and subject to the covered employee’s execution and non-revocation of a release of claims in favor of us and our affiliates and continued compliance with applicable restrictive covenants, we shall pay the covered employee: (i) an amount equal to 1.5 times the sum of (A) 12 months of base salary and (B) the covered employee’s target bonus, (ii) a prorated target bonus, and (iii) if the covered employee was participating in our group health plan immediately prior to termination and elects COBRA health continuation, monthly cash payments in an amount equal to the monthly employer contribution that we would have made to provide health insurance to the covered employee (and his or her eligible dependents) if the covered employee had remained employed by us until the earlier of 18 months following the date of termination or the date the covered employee becomes eligible for health benefits through another employer or otherwise becomes ineligible for COBRA. Additionally, notwithstanding anything in any applicable option agreement or stock-based award agreement, the covered employee will receive full accelerated vesting of any unvested and outstanding time-based stock options and other time-based stock-based awards held by the covered employee immediately prior to termination, and awards that are solely performance-based and/or performance- and time-based will be governed by the terms of the applicable award agreement.
For Mr. Narang and Mr. Fredette, in light of the significant reduction to their base salaries and elimination of their bonus opportunity following our IPO, for the purposes of calculating the cash compensation payable under the Severance Policy upon any termination event, the base salary input shall be an amount equal to the greater of their base salary immediately prior to the termination event and $250,000, and the target bonus input shall be an amount equal to the greater of their then current target bonus and $150,000.
The payments and benefits provided under the Severance Policy in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). These payments and benefits may also subject a covered employee, including the named executive officers, to an excise tax under Section 4999 of the Code. If the payments or benefits payable to an eligible participant in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a greater net after-tax benefit to the applicable participant.
CEO Severance Letter
We entered into a letter agreement with Mr. Comparato in June 2021 (the “CEO Severance Letter”), pursuant to which certain provisions of the Severance Policy were superseded solely with respect to Mr. Comparato. These variations were determined following a review of competitive practice for severance and change in control benefits for the Chief Executive Officer role and based on evaluation of separation circumstances unique to our Chief Executive Officer position. The CEO Severance Letter provides for an amended definition of “good reason” for purposes of severance payments and benefits under the Severance Policy and provides that (i) upon a resignation by Mr. Comparato for good reason outside of a change in control period, he will be entitled to the same severance benefits as if he were terminated by us without cause outside of a change in control period and (ii) upon a resignation by Mr. Comparato for good reason within a change in control period, he will be entitled to the same severance benefits as if he were terminated by us without cause during a change in control period. In addition, the CEO Severance Letter provides that as long as Mr. Comparato serves as our Chief Executive Officer, we will nominate him for re-election as a member of our Board and any payments or benefits due to Mr. Comparato pursuant to the Severance Policy are subject to his resignation from our Board as of the effective date of the applicable termination event. Furthermore, the CEO Severance Letter provides that for purposes of calculating the cash compensation payable under the Severance Policy upon any termination event, the base salary input shall be an amount equal to the greater of Mr. Comparato’s base salary immediately prior to the termination event and $250,000, and the target bonus input shall be an amount equal to the greater of his then current target bonus and $185,000.

Employee Benefits and Other Policies
401(k) Plan
We maintain a tax-qualified retirement plan that provides all regular U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan subject to applicable annual limits under the Code. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employee elective deferrals are 100% vested at all times. As a U.S. tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan and all contributions are deductible by us when made. Under our 401(k) plan we will match 50% of the participant’s voluntary contribution up to a maximum of 6% of eligible compensation.
Health and Welfare Benefits
Our named executive officers are eligible to participate in our employee benefit plans on the same basis as our other employees, including our health and welfare plans.
Perquisites
Perquisites or other personal benefits are not a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our named executive officers.
Nonqualified Deferred Compensation
Our named executive officers did not participate in, or earn any benefits under, a nonqualified deferred compensation plan sponsored by us during the fiscal year ended December 31, 2021.
Equity Award Grant Policy
We adopted our Equity Award Grant Policy in December 2021. The Equity Award Grant Policy establishes the process we follow when granting equity-based awards to an officer, employee, or other service provider (other than a non-employee director) of the Company. All equity grants must be approved in advance by our Board or the committee. Our Board or the committee may delegate to a committee comprised of one or more officer(s) of the Company all or part of the authority with respect to the granting of equity awards to employees or eligible service providers who are not subject to the reporting and other provisions of Section 16 of the Securities Exchange Act of 1934, as amended.
Material Tax Implications of the Program
Deductibility of Executive Compensation
Generally, Section 162(m) of the Code, or Section 162(m), disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid in any fiscal year to certain specified former or current executive officers.
Other than for remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017 (and which are not subsequently modified in any material respect), for taxable years beginning after December 31, 2017, all remuneration in excess of $1 million paid to a specified executive will not be deductible.
To maintain flexibility to compensate our executive officers in a manner designed to promote our short- and long-term corporate goals, the committee has not adopted a policy that all compensation must be deductible. The committee believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted in order to allow such compensation to be consistent with the goals of our executive compensation program, even though some compensation awards may result in non-deductible compensation expense. Consequently, the committee will not necessarily limit executive compensation to that which is or may be deductible under Section 162(m).

Accounting for Stock-Based Compensation
We follow FASB ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our Board, including stock options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
Taxation of “Parachute” Payments
Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.
Section 409A of the Internal Revenue Code
Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A of the Code does apply to certain severance arrangements, bonus arrangements and equity awards. We structure all our severance arrangements, bonus arrangements and equity awards in a manner to either avoid the application of Section 409A or, to the extent doing so is not possible, to comply with the applicable requirements of Section 409A of the Code.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes our equity compensation plan information as of December 31, 2021. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#) (c)
Equity compensation plans approved by securityholders (1)	82,263,282 (2)	6.07 (3)	65,554,294 (4)
Equity compensation plans not approved by securityholders	-	-	-

(1)Includes the 2014 Plan, the 2021 Plan and the 2021 ESPP.
(2)Includes 74,301,827 shares subject to options and RSUs that were outstanding as of December 31, 2021 that were issued under the 2014 Plan and the 2021 Plan.
(3)RSUs, which do not have an exercise price, are excluded in the calculation of weighted-average exercise price.
(4)As of December 31, 2021, an aggregate of 65,554,294 shares of common stock were available for issuance under the 2021 Plan and 2021 ESPP. Our Board has determined not to make any further awards under the 2014 Plan following the closing of our IPO. The 2021 Plan provides that on the first day of each year beginning on January 1, 2022, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to 5% of the outstanding shares of our Class A common stock and Class B common stock as of the last day of our immediately preceding fiscal year or such other lesser amount as our plan administrator may determine. On January 1, 2022, the number of shares of Class A common stock available for issuance under the 2021 Plan increased by 25,358,518 shares pursuant to this provision. The 2021 ESPP provides that on the first day of each year beginning on January 1, 2022, the number of shares of Class A common stock available for issuance thereunder is automatically increased by the lesser of (i) 11,638,189 shares of Class A common stock, (ii) a number equal to 1% of the outstanding shares of our Class A common stock and Class B common stock as of the last day of our immediately preceding fiscal year or (iii) such other lesser amount as our plan administrator may determine. On January 1, 2022, the number of shares of Class A common stock available for issuance under the 2021 ESPP increased by 5,071,703 shares pursuant to this provision. The increases are not reflected in the table above. To date, we have not issued any shares pursuant to the 2021 ESPP.
Compensation Committee Report
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
By the compensation committee of the Board:
Susan Chapman-Hughes (Chair)
Mark Hawkins
Kent Bennett

EXECUTIVE COMPENSATION TABLES
2021 Summary Compensation Table
The following table sets forth information regarding total compensation awarded to, earned by and paid to each of our named executive officers during the fiscal year ended December 31, 2021 and 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Christopher P. Comparato (4) Chief Executive Officer	2021	196,923	—	763,000	1,372,088	144,622	8,219	2,484,852
	2020	241,250	—	—	—	128,113	5,305	374,668
Elena Gomez (5) Chief Financial Officer	2021	246,154	150,000 (8)	5,722,500	17,175,000	99,638	3,146	23,396,438
Jennifer DiRico (6) SVP, Finance & Interim Head of Finance	2021	333,229	—	—	—	104,242	8,414	445,885
	2020	260,731	50,000	—	2,460,934	61,238	3,080	2,835,983
Brian Elworthy (7) General Counsel	2021	319,190	—	418,800	749,553	106,964	8,327	1,602,834
	2020	248,654	—	—	574,644	63,875	3,367	890,540
Stephen Fredette (4) Founder, President	2021	196,923	—	381,500	685,838	108,351	3,837	1,376,449
Aman Narang (4) Founder, Chief Operating Officer	2021	196,923	—	381,500	685,838	117,261	—	1,381,522

(1)The amounts reported represent the aggregate grant date fair value of the awards granted to the named executive officers calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair values of the awards reported in this column are set forth in Note 19 of our consolidated financial statements of our 2021 Form 10-K. The amounts reported in this column reflect the accounting cost for the stock options and stock awards, as applicable, and does not correspond to the actual economic value that may be received upon exercise of the stock option issuance of shares of Class B common stock, or any sale of any of the underlying shares of Class B common stock.
(2)The amounts reported reflect actual cash bonus payments awarded based on the achievement of company and individual performance and approved by our compensation committee.
(3)The amounts reported reflect an employer matching contribution on the employee’s behalf under our 401(k) plan.
(4)Effective as of our IPO, Messrs. Comparato, Fredette, and Narang voluntarily elected to receive a base salary of $20,000. Prior to our IPO, the 2021 base salaries for Messrs. Comparato, Fredette, and Narang were $250,000. In addition, Messrs. Comparato, Fredette, and Narang also agreed to forego any cash bonus made under the Senior Executive Cash Bonus Plan, effective as of the IPO.
(5)Ms. Gomez joined the company as Chief Financial Officer on May 10, 2021.
(6)Ms. DiRico served as Interim Head of Finance from May 2020 until May 10, 2021. Ms. DiRico's base salary in 2021 was $300,000 until April 1, 2021, when it was increased to $346,200.
(7)Mr. Elworthy's based salary was $250,000 until April 1, 2021, when it was increased to $346,200. Mr. Elworthy's target bonus also changed from a semi-annual target of $50,000, to a semi-annual target of 30% effective April 1, 2021.
(8)The amount reported represents a one-time signing bonus paid in connection with Ms. Gomez joining the company in May 2021.

Grants of Plan-Based Awards in 2021
The following table sets forth the individual awards made to each of our named executive officers during 2021. For a description of the types of awards indicated below, please see our “Compensation Discussion and Analysis” section above.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option and Stock Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)
Christopher P. Comparato (5)
First Half 2021 Bonus Opportunity		46,250	92,500	92,500
Second Half 2021 Bonus Opportunity		22,120	44,239	66,359
Time-based Options	3/22/2021					150,000	15.26	1,372,088
Time-based RSUs	3/22/2021				50,000			763,000
Elena Gomez (6)
Second Half 2021 Bonus Opportunity		50,000	100,000	150,000
Time-based Options (7)	3/22/2021					1,875,000	15.26	17,175,000
Time-based RSUs	3/22/2021				375,000			5,722,500
Jennifer DiRico (8)
First Half 2021 Bonus Opportunity		24,233	48,465	48,465
Second Half 2021 Bonus Opportunity		25,965	51,930	77,895
Brian Elworthy
First Half 2021 Bonus Opportunity		25,483	50,965	50,965
Second Half 2021 Bonus Opportunity		25,965	51,930	77,895
Time-based Options	6/2/2021					60,000	20.94	749,553
Time-based RSUs	6/2/2021				20,000			418,800
Stephen Fredette (5)
First Half 2021 Bonus Opportunity		37,500	75,000	75,000
Second Half 2021 Bonus Opportunity		17,935	35,870	53,804
Time-based Options	3/22/2021					75,000	15.26	685,838
Time-based RSUs	3/22/2021				25,000			381,500
Aman Narang (5)
First Half 2021 Bonus Opportunity		37,500	75,000	75,000
Second Half 2021 Bonus Opportunity		17,935	35,870	53,804
Time-based Options	3/22/2021					75,000	15.26	685,838
Time-based RSUs	3/22/2021				25,000			381,500

(1)The amounts listed under the Threshold, Target, and Maximum columns of this table reflect the sum of the Threshold, Target, and Maximum amounts for the H1 and H2 measurement periods, as applicable. The amounts listed also reflect any proration of bonus targets due to compensation changes during the applicable measurement periods. More details can be found in the "Short-Term Incentive Bonus Plan" section of the "Compensation Discussion and Analysis." Total amounts of non-equity incentive plan awards paid to each employee earned for 2021 are reported in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table."

(2)Consists of RSUs granted under the 2014 Plan. Unless otherwise indicated, each RSU award vests over four years, with 25% vesting after one year and the remaining vesting in 12 equal quarterly installments, subject to the employee's continued employment through each vesting date. All shares referenced are Class A common stock, unless otherwise noted.
(3)Consists of options to purchase shares of our common stock granted under the 2014 Plan. Unless otherwise indicated, each stock option vests over five years in 20 equal quarterly installments, subject to the employee's continued employment through each vesting date. All shares referenced are Class A common stock, unless otherwise noted.
(4)The amounts reported represent the aggregate grant date fair value of the awards granted to the named executive officers calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair values of the awards reported in this column are set forth in Note 19 of our consolidated financial statements of our 2021 Form 10-K. The amounts reported in this column reflect the accounting cost for the stock options and stock awards, as applicable, and do not correspond to the actual economic value that may be received upon exercise of the stock option issuance of shares of Class B common stock, or any sale of any of the underlying shares of Class B common stock.
(5)The shares referenced are Class B common stock.
(6)Ms. Gomez was not eligible for an H1 bonus payout due to her hire date in May 2021.
(7)The stock option award for Ms. Gomez vests 20% after one year, with the remaining vesting in 16 equal quarterly installments, subject to Ms. Gomez's continued employment through each vesting date.
(8)Ms. DiRico did not receive an equity award in 2021.

Outstanding Equity Awards at 2021 Year-End Table
The following table sets forth certain information with respect to outstanding equity awards held by each of our named executive officers as of December 31, 2021.

Name	Grant Date	Vesting Commencement Date (2)	Option Awards (1)				Stock Awards
			Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Christopher P. Comparato	2/8/2019	7/1/2018	665,160 (4)(8)	—	1.51	2/8/2029	789,530 (4)(8)	27,404,586
	2/8/2019	2/8/2019	1,425,000 (5)(8)	—	1.51	2/8/2029
	3/22/2021	3/22/2021	150,000 (6)(8)	—	15.26	3/22/2031
	3/22/2021	4/1/2021					50,000 (11)(8)	1,735,500
Elena Gomez	3/22/2021	3/8/2021	1,875,000 (7)	—	15.26	3/22/2031
	3/22/2021	4/1/2021					375,000 (11)	13,016,250
Jennifer DiRico	7/5/2016	5/4/2016	5,250 (7)	—	0.06	7/5/2026
	4/13/2017	3/1/2017	22,250 (6)	—	0.07	4/13/2027
	4/12/2018	4/11/2018	100,000 (6)	—	0.62	4/12/2028
	6/24/2019	3/1/2019	50,000 (6)	—	2.07	6/24/2029
	4/6/2020	1/29/2020	8,750 (9)	—	2.21	4/6/2030
	4/21/2020	4/21/2020	350,000 (6)	—	2.21	4/21/2030
	12/20/2020	10/1/2020	350,000 (6)	—	9.80	12/20/2030
Brian Elworthy	9/26/2017	6/1/2017					25,000 (10)	867,750
	2/8/2019	7/1/2018	375,000 (6)	—	1.51	2/8/2029
	4/21/2020	4/21/2020	450,000 (6)	—	2.21	4/21/2030
	6/2/2021	6/2/2021	60,000 (6)	—	20.94	6/2/2031
	6/2/2021	7/1/2021					20,000 (11)	694,200
Stephen Fredette	2/8/2019	7/1/2018					1,454,690 (12)(8)	50,492,290
	3/22/2021	3/22/2021	75,000 (6)(8)	—	15.26	3/22/2031
	3/22/2021	4/1/2021					25,000 (11)(8)	867,750
Aman Narang	2/8/2019	7/1/2018	1,662,500 (6)(8)	—	1.51	2/8/2029
	2/8/2019	2/8/2019	1,425,000 (5)(8)	—	1.51	2/8/2029
	3/22/2021	3/22/2021	75,000 (6)(8)	—	15.26	3/22/2031
	3/22/2021	4/1/2021					25,000 (11)(8)	867,750
(1)Each of the option grants made prior to the IPO were granted under our 2014 Plan and are subject to early exercise, which permits the holder to exercise the option at any time following the grant date. If the holder early-exercises the option grants, such individual will hold restricted shares that will vest in accordance with the original stock option vesting schedule. Each of the option grants made following the IPO were granted under our 2021 Plan and are not subject to early exercise. Each of the grants vests based on the holder’s continuous service relationship with us. Each of the grants will also be subject to certain acceleration of vesting provisions as set forth in our Severance Policy and/or CEO Severance Letter, as applicable. All shares referenced are Class A common stock, unless otherwise noted.
(2)The vesting commencement date for each award is fixed by the Compensation Committee upon grant.
(3)Each of the stock awards made prior to the IPO were granted under our 2014 Plan and each stock award made following the IPO were made under our 2021 Plan. Each of the stock awards vests based on the holder’s continuous service relationship with us. Each of the stock awards will also be subject to certain acceleration of vesting provisions as set forth in our Severance Policy and/or Severance Letter, as applicable. Market value is calculated by multiplying the number of RSUs or shares of restricted stock that have not vested by the closing price of our Class A common stock on NYSE on December 31, 2021, which was $34.71. All shares referenced are Class A common stock, unless otherwise noted.

(4)166,250 shares subject to this option vested as of the grant date with the remainder continuing to vest in 18 equal quarterly installments thereafter. As of December 31, 2021, 789,530 shares acquired pursuant to the partial early exercise of this option remained subject to repurchase.
(5)This award is fully vested as of the Company’s IPO.
(6)The shares are subject to this option vest in 20 equal quarterly installments over five years, subject to continued service through each vesting date.
(7)The shares are subject to vest 20% on the first anniversary of vesting commencement and in 16 equal quarterly installments thereafter, subject to continued service through each vesting date.
(8)The shares referenced are Class B common stock.
(9)The shares subject to this option vested in eight equal quarterly installments over two years, subject to continued service through each vesting date.
(10)The amount reflects the number of shares that were issued upon the early exercise of a stock option grant that remain subject to our repurchase right. The shares subject to the stock option grant vested 20% on June 1, 2017 with the remaining portion continuing to vest in 16 equal quarterly installments thereafter, subject to continued service through each vesting date.
(11)The shares subject to this award vest as 25% upon the first anniversary, then 12 equal quarterly installments over the remaining 3 years, subject to continued service through each vesting date.
(12)The amount reflects the number of shares that were issued upon the early exercise of a stock option grant that remain subject to our repurchase right. The shares subject to this option vest in 20 equal quarterly installments over five years following February 8, 2019, subject to continued service through each vesting date.
Option Exercises and Stock Vested in 2021
The following table sets forth the number of shares acquired and the value realized upon exercises of stock options and vesting of restricted stock during the fiscal year ended December 31, 2021, by each of our named executive officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Christopher P. Comparato	—	—	831,250 (3)(4)	22,196,366
Jennifer DiRico	10,000	472,385	—	—
Brian Elworthy	—	—	109,310 (3)	2,914,269
Stephen Fredette	—	—	1,900,000 (3)(4)	85,252,6162
Aman Narang	—	—	623,440 (3)(4)	11,816,256

(1)Computed by determining the difference between the market price of our Class A common stock on the date of exercise and the exercise price of the exercised stock option, multiplied by the number of shares acquired upon exercise of the option. All shares referenced are Class A common stock, unless otherwise noted.
(2)Computed by multiplying the number of shares of Class A common stock underlying the vested RSUs or restricted stock, as applicable, by the market price of our Class A common stock on the vesting date. All shares referenced are Class A common stock, unless otherwise noted.
(3)Represents the number of early-exercised shares that have become vested in the fiscal year ended December 31, 2021.
(4)The shares referenced are Class B common stock.
Pension Benefits
We do not maintain any defined benefit pension plans.
Nonqualified Deferred Compensation
We do not maintain any nonqualified deferred compensation plans.
Potential Payments Upon Termination or Change in Control
Our Severance and Change in Control Policy (or CEO Severance Letter, as applicable) provides for certain payments and benefits to each of our named executive officers if the named executive officer’s employment is terminated by us or our acquirer or successor without Cause (as defined in such policy), both during and outside of the Change in Control Period (as defined in such policy or the CEO Severance Letter, as applicable) (assuming that all outstanding equity awards were assumed, continued or substituted by an acquirer or successor in such change in control), or terminated by the named executive officer for Good Reason (as defined in such policy or CEO Severance Letter, as applicable) in the 12 month period following a Change in Control (as defined in such policy) (or during or outside of the Change of Control Period, for our CEO), subject to the named executive officer’s execution and non-revocation of a severance agreement, including a general release of claims. The table below quantifies the potential payments and benefits that would have become due to our named executive officers assuming that one of the triggering events above occurred as of December 31, 2021. The market price of a share of our common stock on December 31, 2021, was $34.71 per share.

	Termination Without Cause or for Good Reason Not in Connection with a Change in Control (1)			Termination Without Cause or for Good Reason in Connection with a Change in Control (2)
Name	Cash Severance ($) (3)	Health Care Benefits ($) (4)	Acceleration of Vesting Equity Awards ($) (5)	Cash Severance ($) (6)	Health Care Benefits ($) (7)	Acceleration of Vesting Equity Awards ($) (8)
Christopher P. Comparato	435,000	12,570	30,023,716	837,500	18,854	53,700,103
Elena Gomez	600,000	1,092	17,642,531	1,100,000	1,638	49,477,500
Jennifer DiRico	450,060	8,673	5,174,695	778,950	13,010	16,841,285
Brian Elworthy	450,060	—	7,494,480	778,950	—	18,352,114
Stephen Fredette	400,000	12,512	29,469,784	750,000	18,768	52,599,722
Aman Narang	400,000	14,236	28,211,271	750,000	21,353	50,397,322

(1)Pursuant to the Severance Policy and the CEO Severance Letter, only Mr. Comparato is eligible to receive severance benefits in the event that his employment is terminated for Good Reason outside of a Change in Control Period. All named executive officers are eligible to receive severance benefits if their employment is terminated without Cause outside of a Change in Control Period. The Change in Control Period is the period commencing 3 months prior to and ending 12 months following a Change in Control.
(2)Pursuant to the Severance Policy and the CEO Severance Letter, Mr. Comparato is eligible to receive severance benefits in the event that his employment is terminated without Cause or for Good Reason during a Change in Control Period. Pursuant to the Severance Policy, all other named executive officers are only eligible to receive severance benefits in the event that his or her employment is terminated without Cause during a Change in Control Period or in the event that his or her employment is terminated for Good Reason during the 12-month period following a Change in Control.
(3)Represents 12 months of salary continuation payments, plus a lump sum in cash equal to the executive’s prorated target annual bonus opportunity. Pursuant to the CEO Severance Letter, the CEO’s base salary for purposes of such severance payment is calculated based on the greater of his base salary immediately prior to termination or $250,000 and his bonus is calculated based on the greater of his bonus immediately prior to termination or $185,000. For Mr. Narang, the base salary for purposes of such payment is based on the greater of his salary immediately prior to termination or $250,000 and his bonus is calculated based on the greater of his bonus immediately prior to termination or $150,000. For Mr. Fredette, the base salary for purposes of such payment is based on the greater of his salary immediately prior to termination or $250,000 and his bonus is calculated based on the greater of his bonus immediately prior to termination or $150,000.
(4)The amounts in this column represent 12 months of the employer portion of health benefit continuation.
(5)The amounts in this column represent 12 months of acceleration of equity awards, calculated based on $34.71 per share, which was the closing price of our common stock on December 31, 2021.
(6)Represents (i) a lump sum cash payment equal to 1.5 times the sum of 12 months of base salary plus the executive’s target annual bonus opportunity, plus (ii) a lump sum in cash equal to the executive’s prorated target annual bonus opportunity. Pursuant to the CEO Severance Letter, the CEO’s base salary for purposes of such severance payment is calculated based on the greater of his base salary immediately prior to termination or $250,000 and his bonus is calculated based on the greater of his bonus immediately prior to termination or $185,000. For Mr. Narang, the base salary for purposes of such payment is based on the greater of his salary immediately prior to termination or $250,000 and his bonus is calculated based on the greater of his bonus immediately prior to termination or $150,000. For Mr. Fredette, the base salary for purposes of such payment is based on the greater of his salary immediately prior to termination or $250,000 and his bonus is calculated based on the greater of his bonus immediately prior to termination or $150,000.
(7)The amounts in this column represent 18 months of the employer portion of health benefit continuation.
(8)The amounts in this column represent full acceleration of equity awards, calculated based on $34.71 per share, which was the closing price of our common stock on December 31, 2021.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information available to us with respect to the beneficial ownership of our capital stock as of March 15, 2022, for:
1.each of our named executive officers for the fiscal year ended December 31, 2021;
2.each of our directors;
3.all of our current directors and executive officers as a group; and
4.each person known by us to be the beneficial owner of more than 5% of our Class A common stock or Class B common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our capital stock subject to stock options that are currently exercisable or exercisable within 60 days of March 15, 2022 to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We have deemed shares of our capital stock subject to restricted stock units (“RSUs”) for which the service condition has been satisfied or would be satisfied within 60 days of March 15, 2022 to be outstanding and to be beneficially owned by the person holding the RSUs for the purpose of computing the percentage ownership of that person. However, we did not deem these shares subject to stock options or RSUs outstanding for the purpose of computing the percentage ownership of any other person.
We have based our calculation of the percentage of beneficial ownership on 244,642,074 shares of our Class A common stock and 265,569,501 shares of our Class B common stock outstanding on March 15, 2022. Percentage of voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of our Class A common stock is entitled to one vote per share and each holder of our Class B common stock is entitled to ten votes per share on all matters submitted to a vote of the stockholders. The holders of our voting stock, consisting of Class A and Class B common stock, generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our amended and restated certificate of incorporation. Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Toast, Inc., 401 Park Drive, Suite 801, Boston, MA 02215.

	Shares Beneficially Owned
	Class A		Class B (1)		% of Voting Power
Name	Shares	%	Shares	%
Executive Officers and Directors:
Christopher P. Comparato (2)	1,523,403	*	11,781,890	4.4%	4.1%
Jennifer DiRico (3)	968,823	*	—	—	*
Brian R. Elworthy (4)	1,436,957	*	—	—	*
Stephen Fredette (5)	7,092,623	2.9%	26,047,670	9.8%	9.2%
Elena Gomez (6)	1,993,936	*	—	—	*
Aman Narang (7)	2,952,987	1.2%	22,075,340	8.2%	7.6%
Paul Bell	45,341	*	—	—	*
Kent Bennett	164,380	*	—	—	*
Susan Chapman-Hughes	7,645	*	—	—	*
Mark Hawkins (8)	116,797	*	—	—	*
Hilarie Koplow-McAdams	—	—	—	—	—
Deval L. Patrick	9,312	*	—	—	*
David Yuan	—	—	—	—	—
All executive officers and directors as a group (13 persons) (9)	18,456,973	7.4%	84,601,515	31.0%	29.1%
5% Stockholders:
Jonathan Grimm (10)	3,113,592	1.3%	24,696,615	9.3%	8.6%
Entities affiliated with Bessemer Venture Partners (11)	—	—	52,154,073	19.6%	18.0%
Certain funds and accounts advised by T. Rowe Price Associates, Inc. (12)	32,619,866	13.3%	—	—	1.1%
Entities Affiliated with TCV (13)	625,000	*	26,057,515	9.8%	9.0%
Technology Investment Dining Group, LLC (14)	16,794,556	6.9%	38,502,484	14.5%	13.9%
* Represents less than one percent (1%).
(1)Shares of Class B common stock are convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.
(2)Consists of (i) 300,000 shares of Class A common stock and 2,359,840 shares of Class B common stock held by Christopher P. Comparato, (ii)1,160,530 shares of Class A common stock and 6,581,890 shares of Class B common stock held by the Comparato Family Holdings Trust dated July 27, 2018, (iii) 200,000 shares of Class B common stock held by the CEC Irrevocable Trust, (iv) 200,000 shares of Class B common stock held by the EAC Irrevocable Trust, (v) 200,000 shares of Class B common stock held by the SCC Irrevocable Trust, (vi) 42,549 shares of Class A common stock and 2,240,160 shares of Class B common stock underlying outstanding stock options that are or will be immediately exercisable within 60 days of March 15, 2022, and (iv) 20,324 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 15, 2022.
(3)Consists of (i) 72,500 shares of Class A common stock, (ii) 894,759 shares of Class A common stock underlying outstanding stock options that are or will be immediately exercisable within 60 days of March 15, 2022, and (iii) 1,564 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 15, 2022.
(4)Consists of (i) 434,369 shares of Class A common stock held by Brian R. Elworthy, (ii) 103,736 shares of Class A common stock held by the Brian R. Elworthy Irrevocable Trust of 2019,(iii) 896,701 shares of Class A common stock underlying outstanding stock options that are or will be immediately exercisable within 60 days of March 15, 2022, and (iv) 2,151 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 15, 2022.
(5)Consists of (i) 4,302,772 shares of Class A common stock and 19,173,555 shares of Class B common stock held by Stephen Fredette, (ii) 419,991 shares of Class A common stock and 1,580,009 shares of Class B common stock held by the SHFA

Family Trust, (iii) 2,303,442 shares of Class A common stock and 4,506,606 shares of Class B common stock held by the SHFA 2021 Nominee Trust, (iv) 37,500 shares of Class A common stock and 712,500 shares of Class B common stock held by the Fredette Family Nominee Trust, (v) 19,147 shares of Class A common stock and 75,000 shares of Class B common stock underlying outstanding stock options that are or will be immediately exercisable within 60 days of March 15, 2022, and (vi) 9,771 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 15, 2022.
(6)Consists of (i) 1,896,274 shares of Class A common stock underlying outstanding stock options that are or will be immediately exercisable within 60 days of March 15, 2022, and (ii) 97,662 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 15, 2022.
(7)Consists of (i) 2,547,738 shares of Class A common stock and 18,912,840 shares of Class B common stock held by Aman Narang, (ii) 170,000 shares of Class A common stock held by the Narang Family Irrevocable Trust FBO Fitzgerald Family, (iii) 79,624 shares of Class A common stock held by the Narang Family Irrevocable Trust FBO Varun Narang, (iv) 55,816 shares of Class A common stock held by the Narang Family Irrevocable Trust FBO Lia Narang, (v) 55,816 shares of Class A common stock held by the Narang Family Irrevocable Trust FBO Noah Narang, (vi) 15,075 shares of Class A common stock held by the Narang Family Irrevocable Trust FBO Vijay and Madhu Narang, (vii) 19,147 shares of Class A common stock and 3,162,500 shares of Class B common stock underlying outstanding stock options that are or will be immediately exercisable within 60 days of March 15, 2022, and (viii) 9,771 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 15, 2022.
(8)Consists of (i) 54,457 shares of Class A common stock, and (ii) 62,340 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 15, 2022.
(9)Consists of (i) 15,187,838 shares of Class A common stock and 77,623,855 shares of Class B common stock held by our executive officers and directors, (ii) 2,892,965 shares of Class A common stock and 6,977,660 shares of Class B common stock underlying outstanding stock options that are or will be immediately exercisable within 60 days of March 15, 2022, and (iii) 211,790 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 15, 2022.
(10)Consists of (i) 3,084,674 shares of Class A common stock and 20,136,615 shares of Class B common stock held by the Jonathan M. Grimm Trust, (ii) 2,040,000 shares of Class B common stock held by The Jonathan M. Grimm 2020 Grantor Retained Annuity Trust, (iii) 510,000 shares of Class B common stock held by the Grimm Children GST-Exempt Irrevocable Trust FBO Grayson Grimm, (iv) 510,000 shares of Class B common stock held by The Grimm Children GST-Exempt Irrevocable Trust FBO Lily Grimm, (v) 19,147 shares of Class A common stock and 1,500,000 shares of Class B common stock underlying outstanding stock options that are or will be immediately exercisable within 60 days of March 15, 2022, and (vi) 9,771 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 15, 2022.
(11)Based solely on a Form 4 filed with the SEC on February 23, 2022. Consists of (i) 26,512,797 shares of Class B common stock held by Bessemer Venture Partners IX L.P. (“BVP IX”), (ii) 21,240,801 shares of Class B common stock held by Bessemer Venture Partners IX Institutional L.P. (“BVP IX Institutional”), (iii) 3,798,490 shares of Class B common stock held by Bessemer Venture Partners Century Fund Institutional L.P. (“BVP Century Fund Institutional”), and (iv) 601,985 shares of Class B common stock held by Bessemer Venture Partners Century Fund L.P. (“BVP Century Fund”, together with BVP IX, BVP IX Institutional, and BVP Century Fund Institutional, the “Bessemer Entities”). Deer IX & Co. L.P. (“Deer IX L.P.”) is the general partner of BVP IX and BVP IX Institutional. Deer IX & Co. Ltd. (“Deer IX Ltd.”) is the general partner of Deer IX L.P. Robert P. Goodman, David Cowan, Jeremy Levine, Byron Deeter, Robert M. Stavis and Adam Fisher are the directors of Deer IX Ltd. and hold the voting and dispositive power for BVP IX and BVP IX Institutional. Investment and voting decisions with respect to the shares held by BVP IX and BVP IX Institutional are made by the directors of Deer IX Ltd. acting as an investment committee. Deer X & Co. L.P. (“Deer X L.P.”) is the general partner of BVP Century Fund and BVP Century Fund Institutional. Deer X & Co. Ltd. (“Deer X Ltd.”) is the general partner of Deer X L.P. Robert P. Goodman, David Cowan, Jeremy Levine, Byron Deeter, Adam Fisher, Brian Feinstein, Alex Ferrara, Stephen Kraus and Ethan Kurzweil are the directors of Deer X Ltd. and hold the voting and dispositive power for BVP Century Fund and BVP Century Fund Institutional. Investment and voting decisions with respect to the shares held by BVP Century Fund and BVP Century Fund Institutional are made by the directors of Deer X Ltd. acting as an investment committee. Mr. Bennett disclaims beneficial ownership of the securities held by the Bessemer Entities except to the extent of his pecuniary interest, if any, in such securities by virtue of his indirect interest in the Bessemer Entities. The address for each of the Bessemer Entities is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Suite 104, Larchmont, New York 10538.
(12)Based solely on a Schedule 13G filed with the SEC on March 10, 2022, of the shares of Class A common stock beneficially owned, T. Rowe Price Associates reported that it has sole dispositive power with respect to 32,619,866 shares and sole voting power with respect to 6,535,842 shares and T. Rowe Price New Horizons Fund, Inc. reported that it has sole voting power with respect to 16,795,000 shares. The address of T. Rowe Price Associates Inc. and T. Rowe Price New Horizons Fund, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.
(13)Based solely on a Schedule 13G filed with the SEC on February 14, 2022, consists of (i) 462,137 shares of Class A common stock held by TCV X, L.P. (“TCV X”), (ii) 114,602 shares of Class A common stock held by TCV X (A) Blocker, L.P. (“TCV XA Blocker”), (iii) 22,531 shares of Class A common stock held by TCV X (B), L.P. (“TCV XB”), (iv) 25,730 shares of Class A common stock held by TCV X Member Fund, L.P. (“TCV X Member Fund”); (v) 19,262,630 shares of Class B common stock held by TCV X, (vi) 4,387,060 shares of Class B common stock held by TCV X (A), L.P. (“TCV XA”, together with TCV X, TCV XB, and TCV XA Blocker, the “TCV X Entities”), (vii) 389,740 shares of Class B common stock held by TCV XA Blocker, (viii) 939,125 shares of Class B common stock held by TCV XB, and (ix) 1,078,960 shares of Class B common stock held by TCV X Member Fund. Technology Crossover Management X, Ltd. (“Management X”), is the sole general partner of TCV X Member Fund and Technology Crossover Management X, L.P., which in turn is the sole general partner of each of the TCV X Entities. Management X may be deemed to have the sole voting and dispositive power over the shares held by the TCV X Entities and TCV X Member Fund. Jay C. Hoag, Jon Q. Reynolds Jr., Timothy P. McAdam, and Christopher P. Marshall are the Class A Directors of Management X and each disclaims beneficial ownership of the securities held by the TCV X Entities except to the extent of his pecuniary interest therein. The address of TCV is 250 Middlefield Road, Menlo Park, California 94025.
(14)Based solely on a Form 4 filed with the SEC on February 18, 2022. Steven Papa may be deemed to have the sole voting and dispositive power over the shares. The address of Technology Investment Dining Group, LLC is 18 Bank Street, Lebanon, New Hampshire 03766.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements, including employment, termination of employment and our severance and change in control policy, discussed in the section titled “Compensation Discussion and Analysis”, specifically the compensation of our executives discussed in the section titled “Compensation Discussion and Analysis—Our Executive Compensation Programs,” the following is a description of each transaction since the beginning of our last fiscal year and each currently proposed transaction in which:
1.we have been or are to be a participant;
2.the amount involved exceeded or exceeds $120,000; and
3.any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.
Investors’ Rights Agreement
We are party to an investors’ rights agreement containing registration rights with certain holders of our capital stock. The investors’ rights agreement provides, among other things, that certain holders of our capital stock have the right to request that we file a registration statement, and/or request that their shares be covered by a registration statement that we are otherwise filing, subject to certain exceptions.
Director and Executive Officer Compensation
See the sections titled “Executive Compensation” and “Non-Employee Director Compensation” for information regarding compensation of our directors and named executive officers.
Indemnification of Officers and Directors
Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•any breach of their duty of loyalty to our company or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which they derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition, our Bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our Bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our Bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, Bylaws and in indemnification agreements that we have entered into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Policies and Procedures for Related Party Transactions
Our nominating and corporate governance committee charter provides that our nominating and corporate governance committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members.
Certain of the transactions described above were entered into prior to the adoption of this policy. Accordingly, such transactions were approved by disinterested members of our Board after making a determination that the transaction was executed on terms no less favorable than those that could have been obtained from an unrelated third party. Any related party transactions entered into after we adopted this policy were approved by our nominating and corporate governance committee after making a determination that the transaction was executed on terms no less favorable than those that could have been obtained from an unrelated third party.

OTHER MATTERS
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for the fiscal year ended December 31, 2021, all required reports were filed on a timely basis under Section 16(a), with the exception of a late Form 3 filed on behalf of Mr. Grimm. Any conversions of Class B common stock to Class A common stock, dispositions or other reportable transactions that occurred during the period of time for which Mr. Grimm was a 10% holder, prior to his Form 3 being filed, were reflected in the Form 3 filing.
Stockholders Sharing the Same Address
The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of proxy materials, or, where applicable, a Notice of Internet Availability of Proxy Materials, to households at which two or more stockholders reside. Each stockholder, however, still receives a separate proxy card if he or she receives paper copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other nominee and have consented to householding will receive only one copy of our proxy statement and annual report or Notice of Internet Availability of Proxy Materials. If you would like to opt out of this practice for future mailings and receive a separate proxy statement and annual report or Notice of Internet Availability of Proxy Materials for each stockholder sharing the same address, please contact your broker, bank or other nominee. You may also obtain a separate proxy statement or annual report or Notice of Internet Availability of Proxy Materials without charge by sending a written request to Toast, Inc., 401 Park Drive South, Suite 801, Boston MA 02215 or by emailing a request to ir@toasttab.com. We will promptly send additional copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials can request delivery of a single copy of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials by contacting their broker, bank or other nominee or sending a written request to Toast, Inc. at the address above or by emailing a request to ir@toasttab.com.
2021 Annual Report and SEC Filings
Our financial statements for the year ended December 31, 2021 are included in our 2021 Annual Report on Form 10-K (“Annual Report”), which we will make available to stockholders at the same time as this Proxy Statement. Our Annual Report and this Proxy Statement are posted on our website at investors.toasttab.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to Investor Relations, Toast, Inc., 401 Park Drive, Suite 801, Boston, MA 02215.
*   *   *
Our Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our Class A common stock they represent in accordance with their own judgment on such matters.
THE BOARD OF DIRECTORS
Boston, MA
April 20, 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D72616-P70375

TOAST, INC.
Annual Meeting of Shareholders
June 2, 2022 3:30 PM EDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Christopher P. Comparato, Elena Gomez and Brian Elworthy, and each of them, as proxies, with full power of substitution and revocation, and hereby authorizes them, and each of them, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of capital stock of Toast, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholder(s) to be held at 3:30 PM, EDT on June 2, 2022, virtually at www.virtualshareholdermeeting.com/TOST2022, and any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

Continued and to be signed on reverse side

TOAST, INC.
401 PARK DRIVE, SUITE 801
BOSTON, MASSACHUSETTS 02215

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 1, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TOST2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 1, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D72615-P70375

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TOAST, INC.

The Board of Directors recommends you vote FOR the following Class I director nominees:

1. Election of Directors

Nominees:

	For	Withhold
1a. Paul Bell	☐	☐
1b. Christopher P. Comparato	☐	☐
1c. Hilarie Koplow-McAdams	☐	☐
1d. David Yuan	☐	☐

The Board of Directors recommends you vote FOR proposal 2:

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. To approve, on an advisory (non-binding) basis, the preferred frequency of future stockholder advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon any other matters that are properly brought by or at the direction of the Board of Directors before the Annual Meeting and at any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date